                                                                     EXHIBIT 2.1


                                                                  EXECUTION COPY









                         ____________________________________

                                 INVESTMENT AGREEMENT

                             DATED AS OF JANUARY 25, 1998

                                        AMONG

                            NORTHWEST AIRLINES CORPORATION

                             NEWBRIDGE PARENT CORPORATION

                                 AIR PARTNERS, L.P.,

                         THE PARTNERS OF AIR PARTNERS, L.P.,
                                  SIGNATORY HERETO,

                         BONDERMAN FAMILY LIMITED PARTNERSHIP

                                    1992 AIR, INC.

                                         AND

                                   AIR SAIPAN, INC.

                         ____________________________________

                                  TABLE OF CONTENTS

                                                                                  PAGE

ARTICLE I
                                     DEFINITIONS . . . . . . . . . . . . . . . . .  3

     1.1       Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE II

                EXCHANGE OF PARTNERSHIP INTERESTS; TRANSFER OF SHARES. . . . . . . .5

     2.1       Exchange of Partnership Interests; Transfer of Shares . . . . . . .  5
     2.2       Cash Election Share Price; Exchange Ratio . . . . . . . . . . . . .  6
     2.3       Adjustments to Cash Election Share Price and Exchange Ratio . . . .  6
     2.4       Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     2.5       Interest Payment. . . . . . . . . . . . . . . . . . . . . . . . . .  8


ARTICLE III

                            REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . .9

     3.1       Representations and Warranties of Parent and Holdco Sub . . . . . .  9
     3.2       Representations and Warranties of the Partnership and the
               Partners. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.3       Representations and Warranties of the Partners and the
               Transferors . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     3.4       Representations and Warranties of the Transferors . . . . . . . . . 18

ARTICLE IV

                                      COVENANTS. . . . . . . . . . . . . . . . . . 18

     4.1       Covenants of Parent and Holdco Sub. . . . . . . . . . . . . . . . . 18
     4.2       Covenants of the Partnership, the Partners and the
               Transferors . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     4.3       Reasonable Best Efforts . . . . . . . . . . . . . . . . . . . . . . 27
     4.4       Public Announcements. . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE V

                                CONDITIONS TO CLOSING. . . . . . . . . . . . . . . 29

     5.1       Conditions to Obligation of Parent, Holdco Sub and the Partners
               to Effect the Transactions. . . . . . . . . . . . . . . . . . . . . 29
     5.2       Conditions to Obligation of Parent and Holdco Sub . . . . . . . . . 29
     5.3       Conditions to Obligation of the Partners and the Transferors. . . . 31

                                                                                 PAGE

ARTICLE VI
                                   INDEMNIFICATION . . . . . . . . . . . . . . . . 32

     6.1       Indemnification by Parent and Holdco Sub. . . . . . . . . . . . . . 32
     6.2       Indemnification by each of the Partners and Transferors . . . . . . 33
     6.3       Losses Net of Insurance, etc. . . . . . . . . . . . . . . . . . . . 34
     6.4       Termination of Indemnification. . . . . . . . . . . . . . . . . . . 34
     6.5       Procedures Relating to Indemnification under Article VI . . . . . . 34
     6.6       Other Claims. . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     6.7       Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

ARTICLE VII

                                  GENERAL PROVISIONS . . . . . . . . . . . . . . . 37

     7.1       Termination or Abandonment of Agreement . . . . . . . . . . . . . . 37
     7.2       Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.3       Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.4       Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.5       Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     7.6       Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     7.7       Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . 39
     7.8       Entire Agreement; No Oral Waiver; Construction. . . . . . . . . . . 40
     7.9       Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     7.10      No Third-Party Rights . . . . . . . . . . . . . . . . . . . . . . . 40
     7.11      Submission To Jurisdiction. . . . . . . . . . . . . . . . . . . . . 40
     7.12      Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     7.13      Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . 41
     7.14      Survival of Representations.. . . . . . . . . . . . . . . . . . . . 41
     7.15      No Restrictions on Directors of the Company.. . . . . . . . . . . . 42

EXHIBITS

Exhibit A Form of Agreement and Plan of Merger
Exhibit B Form of Second Amended and Restated Limited Partnership Agreement of
          Air Partners, L.P.
Exhibit C Form of Registration Rights Agreement
Exhibit D Form of Standstill Agreement
Exhibit E Form of Note
Exhibit F Form of Pledge

SCHEDULES

Schedule 2.2(a)     Cash Electing Partners
Schedule 2.2(b)     Share Electing Partners
Schedule 3.2(c)     Capitalization of Air Partners, L.P.

          INVESTMENT AGREEMENT, dated as of January 25, 1998, among NORTHWEST AIRLINES CORPORATION, a Delaware corporation ("PARENT"), NEWBRIDGE PARENT CORPORATION, a Delaware corporation and, as of the date of this Agreement, a wholly owned subsidiary of Parent ("HOLDCO SUB"), AIR PARTNERS, L.P., a Texas limited partnership (the "PARTNERSHIP"), the partners of the Partnership identified on the signature pages hereof (the "PARTNERS"), BONDERMAN FAMILY LIMITED PARTNERSHIP, a Texas limited partnership ("TRANSFEROR I"), 1992 AIR, INC., a Texas corporation ("TRANSFEROR II"), and AIR SAIPAN, INC., a CNMI corporation ("TRANSFEROR III" and, collectively with Transferor I and Transferor II, the "TRANSFERORS").


                                W I T N E S S E T H :


          WHEREAS, the Partners own, of record and beneficially, 100% of the general and limited partnership interests (the "PARTNERSHIP INTERESTS") in the Partnership;

          WHEREAS, the Partnership owns, of record and beneficially, (i) 5,263,188 shares of Class A Common Stock, par value $.01 per share (the "COMPANY CLASS A COMMON STOCK"), of Continental Airlines, Inc. (the "COMPANY"), (ii) a warrant to purchase 2,298,134 shares of Company Class A Common Stock at a price of $7.50 per share (the "$7.50 WARRANT") and (iii) a warrant to purchase 741,334 shares of Company Class A Common Stock at a price of $15.00 per share (the "$15.00 WARRANT" and, collectively with the $7.50 Warrant, the "WARRANTS");

          WHEREAS, the Partners, Parent and Holdco Sub wish to exchange the Partnership Interests for Holdco Sub Class A Common Stock (as hereinafter defined) and cash upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Transferors own, of record and beneficially, 233,212 shares of Company Class A Common Stock, which the Transferors, Parent and Holdco Sub wish to exchange for shares of Holdco Sub Class A Common Stock and cash upon the terms and subject to the conditions set forth herein;

          WHEREAS, Parent has (i) formed Holdco Sub, the certificate of incorporation, by-laws and equity capital structure of which are substantially identical in all material respects to those of Parent and (ii) formed a newly created, wholly owned subsidiary of Holdco Sub named Merger Sub ("MERGER SUB"), which shall merge (the "MERGER") with and into Parent on the Closing Date (as hereinafter defined) in a transaction in which the outstanding capital stock of Parent shall be converted into equivalent capital stock of Holdco Sub having the same rights and preferences and Parent shall become a wholly owned subsidiary of Holdco Sub;

          WHEREAS, concurrently with the consummation of the Merger, Holdco Sub shall issue shares of its Class A Common Stock, par value $.01 per share (the "HOLDCO SUB CLASS A COMMON STOCK"), to (x) the Share Electing Partners (as hereinafter defined) in respect of each share of Company Class A Common Stock allocable to the Share Electing Partners on the Closing Date, and (y) Transferor I and Transferor II (the "SHARE ELECTING TRANSFERORS") in respect of each share of Company Class A Common Stock owned by such Transferors;

          WHEREAS, it is intended that the collective exchange of (i) shares of capital stock of Parent for shares of capital stock of Holdco Sub in connection with the Merger, (ii) the Share Electing Partners' interests in the Partnership in exchange for shares of Holdco Sub Class A Common Stock and (iii) shares of Company Class A Common Stock owned by the Share Electing Transferors in exchange for shares of Holdco Sub Class A Common Stock (collectively, the "EXCHANGE") shall be a tax-free exchange described in Section 351(a) and/or a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

          WHEREAS, the Merger shall be consummated without the vote of the stockholders of Parent pursuant to the provisions of Section 251(g) of the Delaware General Corporation Law (the "DGCL");

          WHEREAS, concurrently with the closing of the transactions contemplated hereby (the "CLOSING"), Holdco Sub, the Share Electing Partners and the Share Electing Transferors will enter into the Standstill Agreement (as hereinafter defined), to establish certain restrictions with respect to the shares of Holdco Sub Class A Common Stock to be owned by the Share Electing Partners and the Share Electing Transferors following the Closing, as well as certain restrictions in respect of the capital stock of Holdco Sub, corporate governance and other related corporate matters;

          WHEREAS, concurrently with the Closing, the Share Electing Partners, the Share Electing Transferors, the Holders' Representative (as hereinafter defined) and Holdco Sub will enter into the Registration Rights Agreement (as hereinafter defined), to provide the Share Electing Partners and the Share Electing Transferors with certain rights to sell their shares of Holdco Sub Class A Common Stock in transactions registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"); and

          WHEREAS, concurrently with the Closing, the Partners, Parent and Holdco Sub will enter into the Partnership Agreement Amendment (as hereinafter defined), (a) to provide for the admission to the Partnership of Holdco Sub and Parent, (b) to reflect the withdrawal from the Partnership of the Cash Electing Partners (as hereinafter defined) and the Share Electing Partners and (c) to substitute Holdco Sub for Transferor I as managing general partner;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:


                                      ARTICLE I

                                     DEFINITIONS

          1.1 DEFINED TERMS. Terms not otherwise defined herein shall have the following meanings:

          "AFFILIATE" means, when used with respect to another Person, any Person who is, whether directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person.

          "AGREEMENT" means this Investment Agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

          "BENEFICIALLY OWN" has the meaning given such term in Rule 13d-3 under the Exchange Act, as in effect on the date hereof. As used herein, the phrases "BENEFICIAL OWNERSHIP" and "BENEFICIAL OWNER" have correlative meanings.

          "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York or in Minneapolis, Minnesota.


          "CREDIT AGREEMENT" means the Amended and Restated Credit Agreement dated as of October 16, 1996, among Northwest Airlines Corporation, NWA Inc., Northwest Airlines, Inc., ABN AMRO Bank N.V., Bankers Trust Company, Chase Securities Inc., Citibank, N.A., National Westminster Bank PLC, First Bank National Association and various lending institutions.

          "DOLLARS" and "$" mean lawful currency of the United States of America.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "FULLY DILUTED VOTING POWER" of any Person shall be calculated by dividing (i) the sum of (A) ten times the aggregate number of shares of Company Class A Common Stock beneficially owned by such Person (assuming exercise of the Warrants, in the case of the Partnership, and exercise of any other outstanding securities held by such Person that are convertible into or exercisable or exchangeable for shares of Company Class A Common Stock) and (B) the number of shares of Company Class B Common Stock beneficially owned by such Person (assuming exercise of any outstanding securities held by such Person that are convertible into or exercisable or exchangeable for shares of Company Class B Common Stock) by (ii) the sum of
     (A) ten times the aggregate number of outstanding shares of Company Class A Common Stock (assuming the exercise of all outstanding securities convertible into or exercisable or exchangeable for shares of Company Class A Common Stock) and (B) the aggregate number of outstanding shares of Company Class B Common Stock (assuming the exercise of all outstanding securities convertible into or exercisable or exchangeable for shares of Company Class B Common Stock).

          "GOVERNMENTAL AUTHORITY" means any foreign, federal, state or local government or any court, administrative agency or commission or other governmental agency or authority, whether domestic or foreign.

          "HOLDERS' REPRESENTATIVE" means Transferor II.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other arrangement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

          "MATERIAL ADVERSE EFFECT" with respect to any Person means a material adverse effect (i) on the financial condition, business, liabilities, properties, assets or results of operations of such Person and its subsidiaries, taken as a whole, or (ii) on the ability of such Person to perform its obligations under or to consummate the transactions contemplated by this Agreement.

          "MERGER AGREEMENT" means the Agreement and Plan of Merger dated as of the date hereof in the form of Exhibit A among Parent, Holdco Sub and Merger Sub.

          "PARTNERSHIP AGREEMENT" means the Amended and Restated Limited Partnership Agreement of Air Partners, L.P., dated as of November 9, 1992, as amended by the First Amendment, dated as of July 25, 1995, the Second Amendment, dated as of August 7, 1996, and the Third Amendment, dated as of May 22, 1997.

          "PARTNERS' REPRESENTATIVE" means Transferor II.

          "PERSON" means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement in the form of Exhibit C to be executed by Holdco Sub, the Holders' Representative, the Share Electing Transferors and the Share Electing Partners on the Closing Date.

          "RESTATED PARTNERSHIP AGREEMENT" means the Second Amended and Restated Limited Partnership Agreement of Air Partners, L.P., in the form of
     Exhibit B to be executed by the Partners, Parent and Holdco Sub.

          "RESTRICTIONS" means, when used with respect to any specified security, any stockholders or other trust agreement, option, warrant, escrow, proxy, buy-sell agreement, power of attorney or other contract, agreement or arrangement which (i) grants to any Person the right to sell or otherwise dispose of or vote such specified security or any interest therein or (ii) restricts the transfer of, or the exercise of any rights or the enjoyment of any benefits by reason of, the ownership of such specified security.

          "STANDSTILL AGREEMENT" means the Standstill Agreement in the form of Exhibit D to be entered into by Parent, each of the Share Electing Partners and each of the Share Electing Transferors on the Closing Date.

          "SUBSIDIARY" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; PROVIDED, HOWEVER, that after the Closing the term "subsidiary" when used with respect to Parent or Holdco Sub shall not include the Company.

          "TRANSACTIONS" means the transactions described in Section 2.4(b).

          "VOTING POWER" of any Person shall be calculated by dividing (i) the sum of (A) ten times the aggregate number of outstanding shares of Company Class A Common Stock beneficially owned by such Person (assuming, in the case of the Partnership, exercise of the Warrants) and (B) the number of outstanding shares of Company Class B Common Stock beneficially owned by such Person by (ii) the sum of (A) ten times the aggregate number of outstanding shares of Company Class A Common Stock (assuming exercise of the Warrants) and (B) the aggregate number of outstanding shares of Company Class B Common Stock.


                                      ARTICLE II

                EXCHANGE OF PARTNERSHIP INTERESTS; TRANSFER OF SHARES

          2.1 EXCHANGE OF PARTNERSHIP INTERESTS; TRANSFER OF SHARES. Upon the terms and subject to the conditions of this Agreement, each of Parent and Holdco Sub agrees to exchange, and each Partner agrees to exchange, each of such Partner's Partnership Interests free and clear of any Lien or Restriction created by any Partner or the Partnership or otherwise binding upon such Partnership Interest (other than any Lien or Restriction imposed pursuant to the terms of this Agreement) for shares of Holdco Sub Class A Common Stock and cash, as more fully set forth in this Article II. Upon the terms and subject to the conditions of this Agreement, each of Parent and Holdco Sub agrees to exchange, and each Transferor agrees to exchange, each of such Transferor's shares of Company Class A Common Stock free and clear of any Lien or Restriction created by such Transferor or otherwise binding upon any such shares (other than any Lien or Restriction imposed pursuant to the terms of this Agreement) for shares of Holdco Sub Class A Common Stock and cash, as more fully set forth in this
Article II. Parent may assign to Holdco Sub its right to purchase any portion or all of the Partnership Interests of the Cash Electing Partners; PROVIDED, HOWEVER, that no such assignment shall relieve Parent of its obligations under this Agreement.

          2.2 CASH ELECTION SHARE PRICE; EXCHANGE RATIO. (a) Subject to adjustment in accordance with Section 2.3, Parent or Holdco Sub shall pay to each Partner set forth on Schedule 2.2(a) (each a "CASH ELECTING PARTNER") in exchange for all of such Partner's Partnership Interests and to each Transferor that elects to receive cash in exchange for all the shares of Company Class A Common Stock owned by such Transferor, as set forth on Schedule 2.2(a), $60.82 (the "CASH ELECTION SHARE PRICE") in respect of each share of Company Class A Common Stock owned by the Partnership on the Closing Date and allocable to such Cash Electing Partner in accordance with the Partnership Agreement (each an "ALLOCABLE COMPANY CLASS A SHARE") and each share of Company Class A Common Stock owned by such a Transferor, as the case may be.

          (b) Subject to adjustment in accordance with Section 2.3, Holdco Sub shall issue to each Partner set forth on Schedule 2.2(b) (each a "SHARE ELECTING PARTNER") in exchange for all of such Partner's Partnership Interests and to each Transferor that elects to receive shares in exchange for all the shares of Company Class A Common Stock owned by such Transferor in respect of each Allocable Company Class A Share of such Share Electing Partner and each share of Company Class A Common Stock owned by a Transferor, as set forth on Schedule 2.2(b), 1.2079 shares (the "SHARE EXCHANGE RATIO") of fully paid and non-assessable Holdco Sub Class A Common Stock. In the event that the aggregate number of shares of Holdco Sub Class A Common Stock to be issued to any Share Electing Partner or Transferor after giving effect to the calculation set forth in Section 2.3(a) would result in the issuance by Holdco Sub of a fractional share of Holdco Sub Class A Common Stock to such Share Electing Partner or Transferor, such fractional share shall be rounded to the nearest whole share. The shares of Holdco Sub Class A Common Stock to be issued to the Share Electing Partners and the Transferors hereunder are referred to herein as the "EXCHANGE SHARES".

          (c) It is understood and agreed by the parties that Schedules 2.2(a) and 2.2(b) may be modified by the Partners at any time on or prior to February 2, 1998; PROVIDED that no more than 40% of the total exchange consideration, valuing the Share Exchange Ratio at $60.82, received by the Partners and the Transferors will consist of shares of Holdco Sub Class A Common Stock.

          2.3 ADJUSTMENTS TO CASH ELECTION SHARE PRICE AND EXCHANGE RATIO.

          (a) EXERCISE OF WARRANTS. In the event the Closing shall not have occurred prior to April 27, 1998 (or such later date on which the Warrants are to expire) (the "WARRANT EXERCISE DATE"), the Partnership shall exercise the Warrants in full prior to the close of business, New York City time, on such date. In the event the Closing shall occur prior to the Warrant Exercise Date, the Partnership shall exercise the Warrants in full immediately prior to the Closing. The Partnership shall not be required to exercise the Warrants in accordance with this Section 2.3(a) unless on or prior to the Warrant Exercise Date or the Closing Date, as the case may be, it shall have received from Parent or Holdco Sub immediately available funds in an amount equal to $28,356,015, which is equal to the aggregate exercise price for the Warrants (the "AGGREGATE EXERCISE PRICE"), or until immediately available funds in an amount equal to the Aggregate Exercise Price have been transferred to the Company by Parent on behalf of the Partnership. The obligation of the Partnership to repay such advance shall be evidenced by a note in the form of Exhibit E (the "NOTE"), which note shall be secured by a pledge of the shares of Company Class A Common Stock issued upon exercise of the Warrants in the form of Exhibit F (the "PLEDGE"). The Partnership shall pay to Parent interest on the Aggregate Exercise Price from (and including) the date on which the Aggregate Exercise Price is advanced to (or on behalf of) the Partnership to (but excluding) the date the Note (and such interest) is repaid. Such interest, if any, and the Aggregate Exercise Price shall be payable by the Partnership to Parent, without offset, at the earlier to occur of (i) the Closing and (ii) the date this Agreement is terminated in accordance with its terms (the "TERMINATION DATE"). Such interest shall accrue (A) for any period ending on or prior to July 25, 1998, at a rate equal to the sum of the "Applicable Eurodollar Margin" and the "Eurodollar Rate" at the time in effect under the Credit Agreement, assuming a 30-day Interest Period (as defined in the Credit Agreement) (such interest rate from time to time in effect, the "REVOLVING INTEREST RATE"; PROVIDED, HOWEVER, that no amendment to the Credit Agreement shall have the effect of modifying the Revolving Interest Rate hereunder) and (B) for any period from and including July 25, 1998, at a rate of 10% per annum. If the Closing occurs, the aggregate Cash Election Share Price payable and/or the aggregate number of Exchange Shares to be delivered by Parent and Holdco Sub at the Closing shall be reduced by the amount of principal and interest payable by the Partnership under the Note (the "PAYOFF AMOUNT") in respect of each Partner in proportion to each Partner's allocable share of the Payoff Amount, the determination of the portion of the Payoff Amount allocable to the Cash Electing Partners and the Share Electing Partners to be made by the Partnership and notified to Parent in writing at least three Business Days in advance of the Closing. Any reduction in the Exchange Shares to be issued shall be based on the average closing price for Parent Class A Common Stock as of the close of business for each of the ten trading days ending on and including the third Business Day preceding the Closing Date.

          (b) STOCK SPLITS, DIVIDENDS, ETC. In the event that, between the date of this Agreement and the Closing, the outstanding shares of Parent Class A Common Stock or Holdco Sub Class A Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Share Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          2.4 CLOSING DATE. (a) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1(a) and subject to the satisfaction or waiver of the conditions set forth in Article V, the closing (the "CLOSING") of the transactions contemplated by Sections 2.1 and 2.2 will take place on the second Business Day following satisfaction or waiver of the conditions set forth in
Article V, or at such other date and time as the parties shall otherwise mutually agree, at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017 at 10:00 a.m., New York City time (the date on which the Closing occurs (the "CLOSING DATE")).

          (b) At the Closing, the following actions shall occur:

             (i) Parent or Holdco Sub shall pay or cause to be paid the aggregate Cash Election Share Price to or for the account of the Cash Electing Partners and Transferor III by wire transfer to such bank account (the "DESIGNATED BANK ACCOUNT") as the Partners' Representative shall designate in writing no later than two Business Days prior to the Closing Date;

            (ii) At the effective time of the Merger, Holdco Sub shall issue shares of Holdco Sub Class A Common Stock to the Share Electing Partners and the Share Electing Transferors as directed by the Partners' Representative in writing no later than two Business Days prior to the Closing Date;

           (iii) The parties shall execute and deliver, as applicable, (A) the Restated Partnership Agreement, (B) the Standstill Agreement and (C) the Registration Rights Agreement;

            (iv) Each of the Partners and the Transferors shall deliver to Parent and Holdco Sub or their designee such documents as Parent and Holdco Sub may reasonably request, including certificates for all shares of Company Class A Common Stock owned by the Partnership, to evidence the transfer to Parent and Holdco Sub or their designee of good and marketable title in and to all of the Partnership Interests being conveyed pursuant to this Agreement and the absence of any Liens or Restrictions on such shares of Company Class A Common Stock (other than any Lien or Restriction imposed pursuant to the terms of this Agreement), and all the shares of Company Class A Common Stock owned by the Transferors free and clear of any Lien or Restriction (other than any Lien or Restriction imposed pursuant to the terms of this Agreement); and

             (v) Each party shall take such other actions, and shall execute and deliver such other instruments or documents, as shall be required under
     Article V.

          2.5 INTEREST PAYMENT. In the event the Closing does not occur on or prior to May 25, 1998 (the "INTEREST ACCRUAL DATE"), Parent shall pay to the Partners and the Transferors at the Closing by wire transfer to the Designated Bank Account a lump-sum cash amount equal to the interest accrued (a) at the Revolving Interest Rate from (and including) the Interest Accrual Date to (but excluding) the six month anniversary of the Interest Accrual Date and (b) at a rate of 10% per annum from and including such six month anniversary to (but excluding) the Closing Date, in each case on the aggregate cash (or cash equivalent) value of the purchase price payable by Parent and Holdco Sub hereunder (assuming for purpose of such calculation that all the Partners and the Transferors are Cash Electing Partners). Such interest shall be payable only if the Closing occurs.


                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES

          3.1 REPRESENTATIONS AND WARRANTIES OF PARENT AND HOLDCO SUB. Each of Parent and Holdco Sub represents and warrants to the Partnership, the Partners and the Transferors as of the date hereof and as of the Closing Date as follows:

          (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Parent and Holdco Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Holdco Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a material adverse effect with respect to Parent or Holdco Sub.

          (b) CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent and Holdco Sub of this Agreement and the Registration Rights Agreement and the consummation by Parent and Holdco Sub of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, including by resolution of the respective Boards of Directors of Parent and Holdco Sub. Each of this Agreement and the Registration Rights Agreement has been, or in the case of the

     Registration Rights Agreement, will be duly executed and delivered by each of Parent and Holdco Sub and constitutes or will constitute a valid and binding agreement of each of Parent and Holdco Sub, enforceable against Parent or Holdco Sub, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law). The shares of Holdco Sub Class A Common Stock issued to the Share Electing Partners and the Transferors pursuant to Section 2.2(b), when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and will be free and clear of any Lien or Restriction (other than any Lien or Restriction imposed pursuant to the terms of this Agreement).

          (c) INVESTMENT INTENTION. Each of Parent and Holdco Sub is acquiring the Partnership Interests for its own account as principal for investment and not with a view to resale or distribution or with any present intention of distributing or selling the same. Each of Parent and Holdco Sub is fully aware that such Partnership Interests have not been registered under the Securities Act or under any applicable state securities laws, and are being offered and sold in reliance on exemptions from the registration requirements of the Securities Act and all such laws. Parent is and at the Closing Holdco Sub will be an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act. Parent is and at the Closing Holdco Sub will be able to bear the economic risk of the investment in such Partnership Interests and has such knowledge and experience in financial and business matters, and knowledge of the business of the Partnership, as to be capable of evaluating the merits and risks of a prospective investment.

          (d) PARENT CAPITALIZATION.   As of the date hereof, the authorized
     capital stock of Parent consists of (i) 45,020,000 shares of preferred stock, par value $.01 per share ("PARENT PREFERRED STOCK"), of which (w) 10,000 shares have been designated Series A Preferred Stock, par value $.01 per share ("PARENT SERIES A PREFERRED STOCK"), (x) 10,000 shares have been designated Series B Preferred Stock, par value $.01 per share ("PARENT SERIES B PREFERRED STOCK"), (y) 25,000,000 shares have been designated Series C Preferred Stock, par value $.01 per share ("PARENT SERIES C PREFERRED STOCK"), and (z) 3,000,000 shares have been designated Series D Junior Participating Preferred Stock, par value $.01 per share ("PARENT SERIES D PREFERRED STOCK") and (ii) (x) 250,000,000 shares of Class A Common Stock, par value $.01 per share ("PARENT CLASS A COMMON STOCK"), and
     (y) 65,000,000 shares of Class B Common Stock, par value $.01 per share ("PARENT CLASS B COMMON STOCK" and together with Parent Class A Common Stock, "PARENT COMMON STOCK"). It is understood and agreed by the Parties that on or prior to the Closing Date the certificate of incorporation of Parent may be amended to convert all outstanding shares of Parent Class B Common Stock into shares of Parent Class A Common Stock and to eliminate the Parent Class A Common Stock. As of the close of business on December 31, 1997, there were (i) no shares of Parent Series A Preferred Stock, no shares of Parent Series B Preferred Stock, 6,628,566 shares of Parent Series C Preferred Stock and no shares of Parent Series D Preferred Stock issued and outstanding; (ii) 95,587,010 shares of Parent Class A Common Stock and 1,393,867 shares of Parent

     Class B Common Stock issued and outstanding; (iii) 6,800,000 shares of Class A Common Stock held in the treasury of Parent; (iv) 5,391,311 shares of Parent Class A Common Stock reserved for issuance upon exercise of stock options of Parent outstanding or which may be granted pursuant to employee stock option and similar plans; and (v) 10,435,231 shares of Parent Class A Common Stock reserved for issuance upon the conversion of Parent Class B Common Stock and Parent Series C Preferred Stock. Except as described in the immediately preceding sentence and except for the preferred share purchase rights relating to the Parent Series D Preferred Stock, there are no securities of Parent or Holdco Sub (or their affiliates) currently outstanding that are convertible into or exercisable or exchangeable for shares of Parent Class A Common Stock. On the Closing Date, all outstanding shares of Parent's capital stock will be duly authorized, validly issued, fully paid and non-assessable.

          (e) HOLDCO SUB CAPITALIZATION. As of the date hereof, the authorized capital stock of Holdco Sub consists of 1,000 shares of Holdco Sub Class A Common Stock. As of the close of business on January 23, 1998, there were 1,000 shares of Holdco Sub Class A Common stock issued and outstanding. Parent owns and, immediately prior to the Closing, Parent will own, of record and beneficially, 100% of the outstanding shares of Holdco Sub's capital stock, free and clear of all Liens and Restrictions other than those set forth in this Agreement and in the Merger Agreement. As of the date hereof there are, and immediately prior to the Closing there will be, no warrants, options, rights, convertible securities or any other agreements, arrangements or commitments (other than this Agreement and the Merger Agreement) which obligate Parent or Holdco Sub to issue, sell or exchange any shares of Holdco Sub's capital stock to any Person (it being understood that at the effective time of the Merger, certain securities convertible into or exercisable or exchangeable for shares of Parent Common Stock will become convertible into shares of Holdco Sub Common Stock), other than shares of Parent Class A Common Stock, which are convertible into shares of Parent Class B Common Stock at any time on a one-for-one basis, and shares of Parent Class B Common Stock, which are convertible into shares of Parent Class A Common Stock at any time on a one-for-one basis. The certificate of incorporation, by-laws and equity capital structure of Holdco Sub are, and at the Closing will be, identical in all material respects to those of Parent except as required by Section 251(g) of the DGCL. The parties acknowledge that the capitalization of Holdco Sub will be modified in connection with the Merger as described in the Merger Agreement. On the Closing Date, all outstanding shares of Holdco Sub's capital stock will be duly authorized, validly issued, fully paid and nonassessable.

          (f) NO CONFLICT. Other than (i) the filing of a Form 3 and a Report on Schedule 13D under the Exchange Act, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the United States Department of Transportation (the "DOT") and the European Commission, (iv) listing the Exchange Shares for quotation on the NASDAQ National Market and (v) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents in other states where Parent is qualified to do business, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement or the Registration Rights Agreement by Parent or Holdco Sub and the consummation by Parent and Holdco Sub of the transactions contemplated hereby and thereby, except for such filings the failure of which to be made, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Parent, Holdco Sub and their subsidiaries, taken as a whole, or to prevent or materially delay the consummation of the transactions contemplated hereby and thereby. Neither the execution and delivery of this Agreement or the Registration Rights Agreement by Parent or Holdco Sub nor the consummation by Parent or Holdco Sub of the transactions contemplated hereby or thereby, nor compliance by Parent or Holdco Sub with any of the provisions hereof or thereof (i) conflicts with or results in any breach of the charter or bylaws of Parent or Holdco Sub, (ii) contravenes, conflicts with or would constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon Parent or Holdco Sub, or (iii) constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Holdco Sub or any of their respective subsidiaries or to a loss of any benefit to which Parent or Holdco Sub or any of their respective subsidiaries is entitled under any provision of any agreement, contract or other instrument binding on Parent or Holdco Sub or any of their respective subsidiaries or any license, franchise, permit or other similar authorization held by Parent or Holdco Sub or any of their respective subsidiaries, except, in the case of clauses (ii) and (iii), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not have a material adverse effect on Parent or Holdco Sub and their respective subsidiaries taken as a whole. The Merger will be consummated without the vote of the stockholders of Parent, pursuant to the provisions of Section 251(g) of the DGCL.

          (g) SEC FILINGS.

               (i) Parent has timely filed all reports, schedules, forms, statements and other documents required by the Exchange Act to be filed with the Securities and Exchange Commission (the "SEC") since December 31, 1995 (the "PARENT SEC DOCUMENTS").

               (ii) As of its filing date, each Parent SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Parent SEC Document.

          (h) FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "PARENT 10-K") and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

          (i) NO BUSINESS ACTIVITIES. (i) Holdco Sub has not conducted any activities other than in connection with the organization of Holdco Sub and Merger Sub, the negotiation and execution of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby.

          (ii) As of the date of this Agreement Holdco Sub has, and as of immediately prior to the Closing Holdco Sub will have, no liabilities or obligations of any nature whatsoever, whether fixed, accrued, contingent, determined, determinable or otherwise and whether pursuant to contracts or otherwise (collectively, "LIABILITIES"), except those arising under or in connection with this Agreement, the Merger Agreement, the Standstill Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby.

          (j) NO REQUIRED VOTE. No vote of the holders of any class of the outstanding capital stock of Parent is necessary to approve this Agreement, the Merger or the Transactions.

          (k) NO BROKER. No investment banker, broker, finder, consultant or intermediary is entitled to be paid any investment banking, brokerage, finder's or similar fee or commission by Parent or Holdco Sub in connection with this Agreement or the Transactions.

          3.2 REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE PARTNERS. The Partnership and each Partner, severally and not jointly, represents and warrants to Parent and Holdco Sub as of the date hereof and as of the Closing Date as follows:

          (a) ORGANIZATION, STANDING AND POWER OF THE PARTNERSHIP. The Partnership is duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite partnership power and authority to carry on its business as now being conducted. The Partnership is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a material adverse effect with respect to the Partnership. The Partnership has delivered to Parent complete and correct copies of its certificate of limited partnership and the Partnership Agreement, in each case as amended to the date of this Agreement.

          (b) PARTNERSHIP AUTHORIZATION. The execution, delivery and performance by the Partnership of this Agreement and the consummation by the Partnership of the transactions contemplated hereby have been duly authorized by all necessary partnership action, and by all necessary action on the part of each Partner. This Agreement has been duly executed and delivered by the Partnership and constitutes a valid and binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law).

          (c) PARTNERSHIP CAPITALIZATION. The authorized and issued equity capital of the Partnership consists solely of the general partnership interests and limited partnership interests described on Schedule 3.2(c). The Partners own, and at the Closing Date the Partners will own, of record and beneficially, collectively 100% of the general and limited partnership interests of the Partnership, free and clear of all Liens and Restrictions (other than any Liens or Restrictions imposed pursuant to the terms of this Agreement or disclosed on Schedule 3.2(c)). Immediately following the transactions contemplated by this Agreement, no Person (other than Holdco Sub and Parent) will own any interest in the Partnership. There are no warrants, options, rights, convertible securities or other agreements, arrangements or commitments which obligate the Partnership to admit any Person to the Partnership or to issue or dispose of any equity interest in the Partnership except for this Agreement.

          (d) OWNERSHIP OF SHARES OF COMPANY COMMON STOCK; NO OTHER OPERATIONS. The Partnership is the direct and record owner of (i) 5,263,188 shares of Company Class A Common Stock, (ii) no shares of Class B Common Stock, par value $.01 per share, of the Company ("COMPANY CLASS B COMMON STOCK" and, together with the Company Class A Common Stock, the "COMPANY COMMON STOCK"), (iii) the $7.50 Warrant, which may be exercised as to 2,298,134 shares of Company Class A Common Stock at a price of $7.50 per share and the $15.00 Warrant, which may be exercised as to 741,334 shares of Company Class A Common Stock at a price of $15.00 per share and which Warrants expire on April 27, 1998 (it being understood that at Closing, instead of the Warrants, the Partnership shall own all the shares of Company Class A Common Stock issued upon exercise of the Warrants), and (iv) no warrants to purchase shares of Company Class B Common Stock. Except as set forth in the immediately preceding sentence, (i) the Partnership does not own or have the right to acquire, whether presently exercisable or at any time in the future, any shares of Company Common Stock or any securities convertible into or exercisable or exchangeable for shares of Company Common Stock or any other equity securities of the Company and (ii) the Partnership does not own any other assets or conduct any other business.
     No Person has the right to acquire, and neither the Partnership nor any of the Partners is a party to any contract, understanding, commitment, arrangement or other agreement to sell, transfer or otherwise dispose of, any shares of Company Common Stock owned by or issuable to the Partnership. To the best knowledge of the Partnership and the Partners, based solely on inquiry of appropriate officers of the Company, as of December 31, 1997, the shares of Company Class A Common Stock described in the first sentence of this Section 3.2(d), assuming exercise of the Warrants, constituted 13.9% of the outstanding shares of Company Common Stock and 50.4% of the Voting Power represented by the outstanding shares of Company Common Stock. To the best knowledge of the Partnership and the Partners, based solely on inquiry of appropriate officers of the Company, after giving effect to the issuance of shares of Company Common Stock pursuant to all securities described in the second sentence of Section 3.3(h), such shares would have constituted 9.6% of the outstanding shares of Company Common Stock and 43.9% of the Fully Diluted Voting Power at December 31, 1997. The Partnership has, and at the Closing will have, good and valid title to the shares of Company Class A Common Stock described in the first sentence of this Section 3.2(d) and the shares of Company Class A Common Stock issuable upon exercise of the Warrants, free and clear of any Liens or Restrictions, except those arising under this Agreement. The Partnership has the sole voting power, and sole power of disposition, with respect to all of such shares of Company Class A Common Stock and the Warrants, and there are no restrictions on the Partnership's ability to transfer such shares or the Warrants.

          (e) ABSENCE OF UNDISCLOSED LIABILITIES. At the Closing, the Partnership will have no Liabilities, except those arising out of the Transactions.

          (f) NO CONFLICT. Other than (i) the filing of an amendment to its Report on Schedule 13D under the Exchange Act and (ii) compliance with any applicable requirements of the HSR Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by the Partnership or the consummation by the Partnership or any Partner of the transactions contemplated hereby, except for such filings the failure of which to be made, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Partnership or any Partner or to prevent or materially delay the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement by the Partnership nor the consummation by the Partnership of the transactions contemplated hereby nor compliance by the Partnership with any of the provisions hereof conflicts with or results in any breach of any applicable trust or other organizational documents applicable to the Partnership, including the Partnership Agreement.

          3.3 REPRESENTATIONS AND WARRANTIES OF THE PARTNERS AND THE TRANSFERORS. Each Partner (which term shall for purposes of this Section 3.3 include the Transferors) severally, and not jointly, represents and warrants to Parent and Holdco Sub as to itself, in the case of Sections 3.3(a) through (f), as of the date hereof and as of the Closing Date as follows:

          (a) ORGANIZATION, STANDING AND POWER OF EACH OF THE PARTNERS. Such Partner has the legal capacity (in the case of individual Partners) or, as the case may be, the corporate or partnership power and authority to enter into and perform all of such Partner's obligations under this Agreement and the Standstill Agreement. Neither the execution and delivery of this Agreement or the Standstill Agreement by such Partner nor the consummation by such Partner of the transactions contemplated hereby nor compliance by such Partner with the provisions hereof or of the Standstill Agreement conflicts with or results in any breach of any applicable trust or other organizational documents applicable to such Partner or of the Partnership Agreement or constitutes a dissolution event under the Partnership Agreement or otherwise. There is no beneficiary or holder of voting trust certificates or other interest of any trust of which such Partner is trustee whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If such Partner is married and such Partner's Partnership Interest or Allocable Company Class A Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Partner's spouse, enforceable against such Person in accordance with its terms.

          (b) PARTNER AUTHORIZATION. The execution, delivery and performance of this Agreement and the Standstill Agreement and the consummation by such Partner of the transactions contemplated hereby and thereby have been duly authorized by such Partner (and if necessary, by any stockholders or partners of such Partner). This Agreement has been and the Standstill Agreement will be as of the Closing Date duly and validly executed and delivered by such Partner and constitutes or will constitute a valid and binding agreement of such Partner, enforceable against such Partner in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law).

          (c) TITLE TO PARTNERSHIP INTERESTS. Such Partner is the legal and valid owner and, in the case of the Transferors, the direct and record owner of, and, except as set forth on Schedule 3.2(c), has good and valid title, free and clear of any Liens or Restrictions to, its Partnership Interest or, in the case of the Transferors, the shares of Company Class A Common Stock owned by it and set forth on Schedule 2.2(b). Such Partner's allocable interest in the total number of shares of Company Class A Common Stock and the Warrants owned by the Partnership is set forth on Schedule 2.2(a) in the case of Cash Electing Partners (which term shall for purposes of this Section 3.3 include Transferor III) and Schedule 2.2(b) in the case of Share Electing Partners (which term shall for purposes of this Section
     3.3 include Transferor I and Transferor II).

          (d) INVESTMENT INTENTION. Such Partner, if it is a Share Electing Partner, is acquiring the Exchange Shares to be acquired by it for its own account as principal for investment and not with a view to resale or distribution or with any present intention of distributing or selling the same. Such Share Electing Partner is fully aware that such Exchange Shares have not been registered under the Securities Act or under any applicable state securities laws, and are being offered and sold in reliance on exemptions from the registration requirements of the Securities Act and all such laws. Such Share Electing Partner is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act. Such Share Electing Partner is able to bear the economic risk of the investment in such Exchange Shares and has such knowledge and experience in financial and business matters, and knowledge of the business of Parent (and after the Merger, Holdco Sub), as to be capable of evaluating the merits and risks of a prospective investment.

          (e) LIMITATIONS ON TRANSFERABILITY. Such Partner, if it is a Share Electing Partner, acknowledges that it may not transfer any of the Exchange Shares received by it pursuant hereto unless and until the same are registered under the Securities Act and any applicable state securities laws, or unless an exemption from such registration is available and that it may transfer such Exchange Shares only in accordance with the terms of this Agreement and the Standstill Agreement.

          (f) LEGEND. In furtherance of the agreements contained in Sections 3.3(d) and (e), each of the Share Electing Partners agrees that the certificate or certificates representing the Exchange Shares beneficially owned by it shall bear the following legend:

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE INVESTMENT AGREEMENT, DATED AS OF JANUARY 25, 1998, AMONG NORTHWEST AIRLINES CORPORATION, NEWBRIDGE PARENT CORPORATION, AIR PARTNERS, L.P., THE PARTNERS OF AIR PARTNERS, L.P. IDENTIFIED ON THE SIGNATURE PAGES THEREOF, BONDERMAN FAMILY LIMITED PARTNERSHIP, 1992 AIR, INC. AND AIR SAIPAN, INC. AND THE STANDSTILL AGREEMENT, DATED AS OF __________ __, 1998, BETWEEN NORTHWEST AIRLINES CORPORATION AND THE HOLDERS IDENTIFIED ON THE SIGNATURE PAGES THEREOF (COLLECTIVELY, THE "AGREEMENTS"), WHICH PROVIDE THAT (A) THE HOLDER IS PROHIBITED FROM TRANSFERRING THESE SHARES AS PROVIDED IN THE AGREEMENTS AND (B) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH, OR PURSUANT TO AN EXEMPTION FROM, THE REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

     Holdco Sub will exchange certificates without the foregoing legend upon the request of a Share Electing Partner at such time as the holder thereof may sell such shares without registration of such sale under the Securities Act, as evidenced (if requested by Holdco Sub) by an opinion of counsel to such holder.

          (g) NO BROKER. No investment banker, broker, finder, consultant or intermediary is entitled to be paid any investment banking, brokerage, finder's or similar fee or commission by the Partnership, any Partner or any Transferor in connection with this Agreement or the Transactions for which any of the Partnership, Parent or Holdco Sub would be liable following the Closing.

          (h) COMPANY CAPITALIZATION.   To the best knowledge of the Partners,
     based solely on inquiry of appropriate officers of the Company, the authorized capital stock of the Company consists of (i) 10,000,000 shares of Preferred Stock, par value $.01 per share ("COMPANY PREFERRED STOCK"), and (ii) (x) 50,000,000 shares of Company Class A Common Stock, (y) 200,000,000 shares of Company Class B Common Stock and (z) 50,000,000 shares of Class D Common Stock, par value $.01 per share (the "COMPANY CLASS D COMMON STOCK"). To the best knowledge of the Partners, based solely on inquiry of appropriate officers of the Company, as of the close of business on December 31, 1997, there were (i) no shares of Company Preferred Stock, 8,379,464 shares of Company Class A Common Stock, 50,512,010 shares of Company Class B Common Stock and no shares of Company Class D Common Stock issued and outstanding; (ii) no shares of capital stock held in the treasury of the Company; (iii) 5,991,472 shares of Company Class B Common Stock reserved for issuance upon exercise of authorized but unissued stock options of the Company pursuant to the Company's employee stock option and similar plans; (iv) 7,617,155 shares of Company Class B Common Stock reserved for issuance upon the conversion of the Company's outstanding 6-3/4% Convertible Subordinated Notes due 2006;
     (v) 10,311,208 shares of Company Class B Common Stock reserved for issuance upon the conversion of the Company's outstanding 8-1/2%

     Convertible Subordinated Deferrable Interest Debentures due 2020; (vi) 3,039,468 shares of Company Class A Common Stock issuable upon exercise of the Warrants; and (vii) 308,343 shares of Company Class B Common Stock issuable upon exercise of the Warrants. To the best knowledge of the Partners, based solely on inquiry of appropriate officers of the Company, except as described in the immediately preceding sentence, there are no securities of the Company (or any of its affiliates) currently outstanding that are convertible into or exercisable or exchangeable for shares of Company Common Stock other than (a) options to purchase shares of Company Class B Common Stock granted in accordance with past practices pursuant to stock option and similar plans, (b) options to purchase shares of Company Class B Common Stock granted pursuant to the Company's 1997 Employee Stock Purchase Plan, (c) shares of Company Class A Common Stock, which are convertible into shares of Company Class B Common Stock or Company Class D Common Stock on a one-for-one basis and (d) commitments to issue not in excess of 25,000 shares of Company Class B Common Stock to correct recordkeeping errors in connection with the Company's 1994 Employee Stock Purchase Plan. To the best knowledge of the Partners, based solely on inquiry of appropriate officers of the Company, on the Closing Date, all outstanding shares of the Company's capital stock will be duly authorized, validly issued, fully paid and non-assessable.

          3.4 REPRESENTATIONS AND WARRANTIES OF THE TRANSFERORS. Transferor I, Transferor II and Transferor III are the direct and record owners of 16,400, 213,110 and 3,702 shares, respectively, of Company Class A Common Stock. Except as set forth in the immediately preceding sentence and except in accordance with their rights as Partners in the Partnership, no Transferor owns or has the right to acquire, whether presently exercisable or at any time in the future, any shares of Company Class A Common Stock or any securities convertible into or exercisable or exchangeable for shares of Company Class A Common Stock. No person has the right to acquire, and no Transferor is a party to any contract, understanding, commitment, arrangement or other agreement to sell, transfer or otherwise dispose of, any shares of Company Class A Common Stock owned by or issuable to such Transferor. To the best knowledge of the Transferors, based solely on inquiry of appropriate officers of the Company, the shares of Company Class A Common Stock described in the first sentence of this Section 3.4 constituted 0.4% of the outstanding shares of Company Common Stock and 1.74%% of the Voting Power represented by the outstanding shares of Company Common Stock as of December 31, 1997. To the best knowledge of the Transferors, based solely on inquiry of appropriate officers of the Company, after giving effect to the issuance of shares of Company Common Stock pursuant to all securities described in the second sentence of Section 3.3(h), such shares would have constituted 0.27% of the outstanding shares of Company Common Stock and 1.23% of the Fully Diluted Voting Power as of December 31, 1997. The Transferors have, and at the Closing will have, good and valid title to the shares of Company Class A Common Stock described in the first sentence of this Section 3.4, free and clear of any Liens or Restrictions, except those arising under this Agreement. Each Transferor has the sole voting power, and sole power of disposition, with respect to all of such shares of Company Class A Common Stock and there are no restrictions on such Transferor's ability to transfer such shares.

                                      ARTICLE IV

                                      COVENANTS

          4.1 COVENANTS OF PARENT AND HOLDCO SUB. (a) NASDAQ NATIONAL MARKET. Parent and Holdco Sub shall use their reasonable best efforts to cause the shares of Holdco Sub Class A Common Stock to be issued to the Share Electing Partners and the Transferors pursuant to Section 2.2(b) to be approved for quotation on the NASDAQ National Market, subject to official notice of issuance.

          (b) HOLDCO SUB BOARD OF DIRECTORS. (i) As promptly as practicable following the Closing, the Board of Directors of Holdco Sub shall take such corporate actions as are necessary to cause an individual designated by Transferor II and reasonably acceptable to the Board of Directors of Holdco Sub to be elected or appointed to the Board of Directors of Holdco Sub, to serve until the next annual meeting of the Holdco Sub stockholders; PROVIDED, HOWEVER, that it is hereby acknowledged that David Bonderman and William S. Price have been deemed to be acceptable by the Board of Directors of Holdco Sub for purposes of this Section 4.1(b)(i) and Section 4.1(b)(ii).

          (ii) Commencing with the first annual or special meeting of stockholders of Holdco Sub called for the election of directors to the Board of Directors of Holdco Sub held following the Closing and at each annual or special meeting of stockholders of Holdco Sub thereafter called for the election of directors to the Board of Directors of Holdco Sub so long as, at the time of such meeting, (A) the Share Electing Partners and the Share Electing Transferors beneficially own in the aggregate at least 66-2/3% of the Exchange Shares issued to them at the Closing or (B) the Offeree under Section 4.1(d) shall not have acquired more than 50% of the shares of Company Common Stock beneficially acquired by Parent and Holdco Sub in the Transactions (unless in the event of such acquisition an Operating Alliance or Alliance Agreement shall be in effect and no notice shall have been given by either party to an Alliance Agreement of its intention to terminate such Alliance Agreement or the related Operating Alliance), Transferor II shall be entitled to designate one person who shall be reasonably acceptable to the Holdco Sub Board of Directors (the "TRANSFEROR II DESIGNEE") for election to the Board of Directors of Holdco Sub and Holdco Sub shall nominate and recommend the Transferor II Designee for election to the Board of Directors of Holdco Sub and shall use its best efforts to ensure that the Transferor II Designee is elected to such Board. In the event that any Transferor II Designee shall cease to serve as a director for any reason, the vacancy resulting thereby shall be filled by a Person designated by Transferor II and reasonably acceptable to the Board of Directors of Holdco Sub.

          (iii) If at any time (A) the Share Electing Partners and the Share Electing Transferors beneficially own in the aggregate less than 66-2/3% of the Exchange Shares issued to them at the Closing or (B) the Offeree under Section 4.1(d) acquires more than 50% of the shares of Company Common Stock beneficially acquired by Parent and Holdco Sub in the Transactions, and there shall not be in effect an Operating Alliance or an Alliance Agreement or notice shall have been given by either party to an Alliance Agreement of its intention to terminate such Alliance Agreement or the related Operating Alliance, (1) Transferor II shall as promptly as practicable cause the Transferor II Designee to resign from the Board of Directors of Holdco Sub and (2) the right set forth in Section 4.1(b)(ii) shall not be reinstated notwithstanding any increase in the number of shares of Holdco Sub Class A Common Stock held by the Share Electing Partners or the Share Electing Transferors that would cause such percentage ownership to equal or exceed 66-2/3%.

          (iv) Transferor II hereby agrees that all Transferor II Designees shall be "Citizens of the United States" as such term is defined in the Federal Aviation Act of 1958, as amended.

          (c) CORPORATE STRUCTURE. Parent and Holdco Sub agree that, for a period of at least two years following the Closing Date, they shall not take any action which would cause or permit the liquidation of Holdco Sub or the merger of Holdco Sub with or into Parent.

          (d) RIGHTS OF OFFER AND RE-OFFER. (i) In the event that prior to the fifth anniversary of the Closing, if Holdco Sub, Parent or the Partnership (each a "TRANSFERRING STOCKHOLDER") at any time intends to sell, transfer or otherwise dispose of ("TRANSFER") any shares of Company Class A Common Stock held by Parent, Holdco Sub or the Partnership as of the Closing Date to a third person, Holdco Sub shall ensure that the Transferring Stockholder shall give written notice (a "TRANSFEROR'S NOTICE") to Transferor II (the "OFFEREE") stating the Transferring Stockholder's intention to make such Transfer and the number of shares of Company Class A Common Stock proposed to be transferred (the "OFFERED SECURITIES").

          (ii) Upon receipt of the Transferor's Notice, the Offeree may elect to, and if the Offeree so elects the Transferring Stockholder shall, negotiate in good faith, for a period of up to 30 days (such 30 day period, the "OFFER PERIOD") from the date of the receipt by the Offeree of the Transferor's Notice, the terms of a transaction in which the Offeree will acquire all of the Offered Securities. The Transferring Stockholder shall be under no obligation to accept any offer made by the Offeree. An offer made by the Offeree or the Transferring Stockholder shall not be considered to be an offer for purposes of the remainder of this Section 4.1(d) unless it is a bona fide offer made in good faith and subject only to such conditions as are customary for offers of such type and, in the good faith judgment of Parent or Holdco Sub, reasonably capable of being satisfied within 60 days of the date of such offer.

          (iii) If the Offeree does not reach a definitive agreement with the Transferring Stockholder to purchase all of the Offered Securities or if the Offeree offers to purchase less than all of the Offered Securities, the Transferring Stockholder shall have the right, for a period of 75 days from the earlier of (A) the expiration of the Offer Period and (B) the date on which such Transferring Stockholder shall have received written notice from the Offeree stating that the Offeree does not intend to exercise its right to offer to purchase all of the Offered Securities, to enter into an agreement to Transfer all or any portion of the Offered Securities to any third person at a price equal to or greater than the price offered by the Offeree in its last offer (the "LAST OFFER"), if any, for the Offered Securities (the "LAST OFFER PRICE"); PROVIDED, HOWEVER, that in the event the Transferring Stockholder notifies the Offeree that it intends to publicly offer the Offered Securities or sell the Offered Securities in the open market, unless the Offeree agrees to pay the Transferring Stockholder a price per share for all the Offered Securities at least equal to 100% of the closing price on the New York Stock Exchange Composite Transactions Tape on the trading day immediately preceding the date of the Transferor's Notice), the Transferring Stockholder shall, for a period of six months following such notification, be free to sell the Offered Securities in such an offering or open market transaction at a price no less than 95% of the market price at the time of any such sale without regard to this Section 4.1(d) other than this

Section 4.1(d)(iii). If any portion of the Last Offer Price is proposed to be paid in a form other than cash, the third person may pay such consideration in the form proposed or in an amount of cash equal to the fair market value of such non-cash consideration, as determined by an independent appraiser jointly selected by the Transferring Stockholder and the Offeree (the "INDEPENDENT APPRAISER").

          (iv) If (A) the proposed purchase price of a third party transferee for the Offered Securities is less than the Last Offer Price or (B) such third person offers to buy fewer Offered Securities than the Offeree had been offered (but not if such latter offer is at a higher price than the Last Offer Price), the Transferring Stockholder shall not Transfer any of the Offered Securities unless the Transferring Stockholder shall first reoffer the Offered Securities at such lesser price or such lesser amount to the Offeree (the "REOFFER") by giving written notice (the "REOFFER NOTICE") to the Offeree of the Transferring Stockholder's intention to make such Transfer at such lower price or in such lesser amount (the "REOFFER PRICE") and the material terms and conditions of such proposed Transfer. The Offeree shall then have an irrevocable option (provided notice of intent to exercise such option is given within ten days of receipt of the Reoffer Notice by the Offeree (the "OPTION PERIOD")), subject to
Section 4.1(d)(vi), to purchase all or such number of the Offered Securities as is set forth in the Reoffer Notice at the Reoffer Price and on the other terms and conditions set forth therein; PROVIDED, HOWEVER, that if any portion of the Reoffer Price is to be paid in a form other than cash, the Offeree shall have the option to pay such consideration in an amount of cash equal to the fair market value of such non-cash consideration as determined by an Independent Appraiser, so long as such payment would not cause the Transferring Stockholder to incur incremental tax liability from the terms set forth in the Reoffer Notice, and otherwise in a form of non-cash consideration determined by an Independent Appraiser to provide reasonably equivalent economic value (taking into account tax and credit considerations, as well as such other considerations as the Independent Appraiser considers appropriate). If the Offeree does not elect to purchase all of the Offered Securities at the Reoffer Price or elects (if permissible because the Transferring Stockholder shall have consented to the purchase by a third party of less than all of the Offered Securities) to purchase less than all of the Offered Securities, the Transferring Stockholder shall have the right to enter into an agreement to Transfer the Offered Securities to such third person or any other third person, on terms at least as favorable to the Transferring Stockholder as those specified in the Reoffer Notice, for a period of 75 days following the earlier of (A) the expiration of the Option Period with respect to the Reoffer or (B) the date on which the Transferring Stockholder shall have received written notice from the Offeree stating that it does not intend to exercise its option to purchase all of the Offered Securities specified on the terms in the Reoffer Notice.

          (v) If the Offeree exercises its right of Reoffer, the closing of the purchase of the Offered Securities with respect to which such right has been exercised shall take place on the 15th day after the later of (A) the date the Offeree gives notice of such exercise and (B) the expiration of such time as the parties may reasonably require in order to comply with applicable United States federal and state laws and regulations, which in no event shall be more than 60 days after the date specified in clause (A) (or such longer period as may be necessary to obtain all required governmental consents or approvals identified in Section 5.1); PROVIDED, HOWEVER, that in the event that the Transferor's Notice is received by the Offeree prior to the date that is six months following the Closing (the "INITIAL PERIOD"), no such purchase (nor any negotiated purchase pursuant to Section 4.1(d)(i)) shall be required to close prior to the date which is three days following the last day of the Initial Period. Upon exercise by the Offeree of its right of

Reoffer under this Section 4.1(d), the Offeree and the Transferring Stockholders shall be legally obligated to consummate the purchase contemplated thereby and shall use their best efforts to make all necessary filings and to secure any approvals required and to comply as soon as practicable with all applicable United States federal and state laws and regulations in connection therewith.

          (vi) The Transferring Stockholder may determine at any time prior to the earlier of the execution of a definitive agreement and the termination of the Option Period not to Transfer the Offered Securities, in which case all of the provisions of this Section 4.1(d) shall again become applicable to any Transfers of shares of Company Class A Common Stock by the Transferring Stockholders.

          (vii) The parties agree that all communications from Parent, Holdco Sub or the Partnership in connection with the matters set forth in this Section 4.1(d) constitute material and confidential inside information and shall not be disclosed by the Offeree to its affiliates or to any other person without the prior written consent of Holdco Sub, except as may be required by law in the written opinion of counsel of the Offeree.

          (viii) If the Offeree and the Transferring Stockholder do not reach an agreement to Transfer the Offered Securities to the Offeree in accordance with the provisions of this Section 4.1(d) and the Transferring Stockholder shall not have entered into an agreement to Transfer the Offered Securities to a third Person in accordance with the provisions of this Section 4.1(d), the right of first offer under this Section 4.1(d) shall again apply in connection with any subsequent Transfer of such Offered Securities.

          (e) PURCHASES OF COMPANY COMMON STOCK PRIOR TO THE CLOSING. Parent agrees to use its best efforts to purchase or otherwise acquire, concurrently with or prior to the Closing, such number of shares of Company Common Stock (the "ACQUIRED SHARES"), whether through open market purchases, in negotiated transactions or otherwise, as is necessary so that the Voting Power of the Acquired Shares, together with the Voting Power of the shares of Company Common Stock beneficially owned by the Partnership and the Transferors, shall at the Closing constitute at least 50.1% of the Fully Diluted Voting Power of all holders of Company Common Stock.

          4.2 COVENANTS OF THE PARTNERSHIP, THE PARTNERS AND THE TRANSFERORS.

          (a) NO SOLICITATION.

          (i) From the date of this Agreement until the earlier of (i) the termination of this Agreement and (ii) the first anniversary of the Closing, none of the Partnership (so long as the Partnership is owned and controlled by the Partners and/or the Transferors) or any of the Partners (which term shall for purposes of this Section 4.2(a) include the Transferors) shall, directly or indirectly, through any partner, officer, director, employee, representative or agent of the Partnership or any of the Partners or any of their affiliates or otherwise, solicit, initiate or encourage any inquiries, offers or proposals, or any indications of interest, regarding (A) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (together with the transactions described in clauses

     (B)(1), (D) and (E) of this Section 4.2(a)(i), a "BUSINESS COMBINATION") or the Partnership, (B) any purchase or sale of all or any significant portion of the assets of (1) the Company or (2) the Partnership (it being understood that in the case of the Partnership any sale of any Company Class A Common Stock or any portion of the Warrants or the shares of Company Class A Common Stock issuable upon exercise thereof shall be deemed a significant portion), (C) any issuance or other sale or transfer of equity interests in the Partnership, (D) any issuance or other sale by the Company of any shares of Company Class A Common Stock or (E) any issuance or other sale by the Company of 5% or more (in any transaction or series of transactions) of any other class of equity securities of the Company or any of its subsidiaries (any of the foregoing inquiries, offers or proposals enumerated in clauses (A) through (E) being referred to herein as an "ACQUISITION PROPOSAL"), or participate in negotiations or discussions with, or provide any nonpublic information to, any Person (including the Company) relating to any Acquisition Proposal. Without limiting the foregoing, neither the Partnership nor the Partners shall take any action that, in any such case, is intended to or could reasonably be expected to
     (w) prevent, (x) delay or postpone, (y) impede, frustrate or interfere with (in the case of this clause (y) in a manner that could reasonably be expected to substantially deprive Parent and Holdco Sub of the benefits of) the Transactions or the entry by the Company and Northwest Airlines, Inc. into a strategic worldwide operating alliance between them (an "OPERATING ALLIANCE") or the execution by the Company and Parent of any agreement contemplating the establishment of an Operating Alliance (an "ALLIANCE AGREEMENT") or (z) cause the Fully Diluted Voting Power represented by the shares of Company Class A Common Stock held by the Partnership and the Transferors to be less than that percentage of the Fully Diluted Voting Power of the Company represented by such shares on the date of this Agreement.

          (ii) The Partnership and the Partners shall notify Parent and Holdco Sub as promptly as practicable if any Acquisition Proposal is made and shall in such notice indicate in reasonable detail the identity of the Person making such Acquisition Proposal and the terms and conditions of such Acquisition Proposal.

          (iii) The Partnership and each of the Partners shall immediately cease any existing discussions or negotiations with any Persons (other than Parent and Holdco Sub) with which the Partnership or any Partner may have conducted discussions or negotiations heretofore with respect to any Acquisition Proposal. The Partnership and each of the Partners agree not to release (by waiver or otherwise) any third party from the provisions of any confidentiality or standstill agreement to which the Partnership or any Partner is a party. The Partners represent and warrant to Parent that, as of the time of execution, of this Agreement neither the Partnership nor any Partner is involved in any discussions or negotiations with any Person (other than Parent and Holdco Sub) relating to or that could reasonably be expected to lead to any Acquisition Proposal.

          (iv) The Partnership and each of the Partners shall ensure that the partners, officers, directors and employees of the Partnership and each Partner and their respective subsidiaries and any investment banker or other advisor or representative retained by the Partnership or any Partner are aware of the restrictions described in this Section 4.2(a).

          (b) RESTRICTION ON TRANSFER OF COMPANY SHARES, PROXIES AND NON-INTERFERENCE; RESTRICTION ON WITHDRAWAL. Neither the Partnership nor any Partner or Transferor shall, directly or indirectly, without the prior written consent of Parent: (i) except pursuant to or as expressly contemplated hereby, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), or enter into any contract, option or other arrangement or understanding (including any profit-sharing arrangement) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of,
(A) any or all of the shares of Company Class A Common Stock owned by it (or, in the case of any Partner, allocable to it) or the Warrants (or, in the case of any Partner, its allocable interest therein and in the shares of Company Class A Common Stock issuable upon the exercise thereof) or (B) in the case of any Partner, all or any portion of its Partnership Interest, or any interest in any thereof; (ii) except as expressly contemplated hereby, grant any proxies or powers of attorney (other than to a Partner or Transferor), deposit any shares of Company Class A Common Stock into a voting trust or enter into any other voting arrangement with respect to any shares of Company Class A Common Stock;
(iii) take any action that would make any representation or warranty of the Partnership or any Partner or Transferor contained herein untrue or incorrect or have the effect of preventing or disabling the Partnership or any Partner or Transferor from performing its obligations under this Agreement; or (iv) in the case of the Partners, withdraw any of its Allocable Company Class A Shares (or its allocable portion of the Warrants) from the Partnership or elect to have any of its Allocable Company Class A Shares distributed to it; or commit or agree to take any of the foregoing actions; PROVIDED, HOWEVER, that in the event that (i) a third party commences a bona fide tender offer for shares of Company Class A Common Stock, (ii) neither the Partnership nor any Partner or Transferor is in breach in any material respect of its representations and warranties or its obligations (including its obligation to effect the Closing) under this Agreement and (iii) all of the other conditions to Parent's and Holdco Sub's obligations to close the Transactions set forth in Sections 5.1 and 5.2 have been satisfied, unless Parent and Holdco Sub cause the Closing to occur within five Business Days following receipt of written notice from the Partnership or any of the Transferors of their intention to tender their shares, the Partnership and the Transferors will be permitted to tender their shares of Company Class A Common Stock in such tender offer, unless such Closing shall not have occurred as a result of facts or occurrences not within the control of Parent and Holdco Sub (including the failure of any of the conditions set forth in Section 5.1 or Section 5.3 to be satisfied).

          (c) VOTING. The Partnership, each Transferor and each Partner (with respect to its right to direct the vote of the shares of Company Class A Common Stock owned by the Partnership in accordance with the terms of the Partnership Agreement) hereby agree that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company (or at any adjournments or postponements thereof), however called, or in any other circumstances upon which the Partnership's or such Transferor's vote, consent or other approval is sought or otherwise eligible to be given, the Partnership, each Transferor and such Partners shall vote (or cause to be voted) the shares of Company Class A Common Stock owned by the Partnership or such Transferor, as the case may be, (i) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Partnership or the Partners or such Transferor under this Agreement; and (ii) except as otherwise agreed to in writing in advance by Parent, against the following actions: (A) any Business Combination (other than a Business Combination with Parent or its affiliates); and (B) (1) any change in the majority of the board of directors of the Company; (2) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-laws; (3) any other material change in the Company's corporate structure or business; (4) any other action which is intended, or could reasonably be expected, to (x) prevent, (y) delay or postpone or (z) impede, frustrate or interfere with (in the case of this clause (z), in a manner that could reasonably be expected to substantially deprive Parent and Holdco Sub of the material benefits of any of) the Transactions or the entry by the Company and Northwest Airlines, Inc. into an Operating Alliance or their execution of an Alliance Agreement, or (5) any action that would cause the Fully Diluted Voting Power represented by the shares of Company Class A Common Stock held by the Partnership and the Transferors to be less than that percentage of the Fully Diluted Voting Power of the Company represented by such shares on the date of this Agreement other than grants by the Company to its employees in accordance with its past practices of options and other stock-based compensation. Neither the Partnership nor any Partner or Transferor shall enter into any agreement or understanding with any Person or entity prior to the termination of this Agreement to vote or give instructions after such termination in a manner inconsistent with clauses (i) or (ii) of the preceding sentence.

          (d) PROXY. The Partnership (and, to the extent provided by the Partnership Agreement, the Partners) and each Transferor hereby grant to, and appoint, Robert L. Friedman and any other designee of Parent, individually, its irrevocable proxy and attorney-in-fact (with full power of substitution) to vote the shares of Company Class A Common Stock owned by the Partnership or such Transferor as indicated in, and solely for the purposes of, Section 4.2(c). The Partnership (and the Partners) and each Transferor intend this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revoke any proxy previously granted by it with respect to the matters set forth in Section 4.2(c) with respect to the shares of Company Class A Common Stock owned by the Partnership. Notwithstanding the foregoing, Parent agrees that the proxy granted by this Section 4.2(d) shall be deemed to be revoked upon the termination of this Agreement in accordance with its terms.


          (e) TAX REPRESENTATIONS LETTER. Each of the Share Electing Partners and the Transferors agrees that it will provide to Simpson Thacher & Bartlett and to Kelly, Hart & Hallman such representations and warranties as may be required for the delivery of the tax opinions referred to in Sections 5.2(e) and 5.3(c).

          (f) NO CONVERSIONS. The Partnership and each Transferor agree not to convert any shares of Company Class A Common Stock into shares of Company Class B Common Stock.

          (g)BINDING OBLIGATIONS. Notwithstanding, and without in any way limiting, any other provision of this Agreement, the Partnership, each of the Partners and each Transferor acknowledges that, subject to the satisfaction (or waiver by them) of the conditions set forth in Sections 5.1 and 5.3, their obligations to consummate the Transactions, including the exchange of the Partnership Interests and the transfer of beneficial ownership of the Company Class A Common Stock owned by the Partnership, and the exchange of the shares of Company Class A Common Stock owned by the Transferors, are absolute and unconditional and shall not terminate except in accordance with Section 7.1, irrespective of, without limitation, any receipt by the Company of an Acquisition Proposal or any resolution by the Board of Directors of the Company to approve a Business Combination or otherwise.

          (h) TRANSFER OF SHARES OF HOLDCO SUB CLASS A COMMON STOCK. Each of the Share Electing Partners and the Transferors agrees that it shall not, directly or indirectly, offer, sell, transfer, tender, pledge or encumber, assign or otherwise dispose of any Exchange Shares until the date that is two years from the Closing Date, other than in connection with bona fide pledges of such Exchange Shares to secure bona fide borrowings or in connection with bona fide hedging transactions executed by registered broker-dealers; PROVIDED, HOWEVER, that the Share Electing Partners and the Transferors shall be permitted to offer, sell, transfer, tender, pledge or encumber, assign or otherwise dispose of, during such two-year period (i) in the aggregate, such percentage of the aggregate number of Exchange Shares issued to the Share Electing Partners and the Transferors at the Closing as is equal to the percentage of the aggregate shares of Holdco Sub Class A Common Stock beneficially owned by Alfred Checchi, Gary Wilson and Richard Blum on the Closing Date that are sold, transferred, assigned or otherwise actually disposed of by Alfred Checchi, Gary Wilson and Richard Blum in the aggregate during such two-year period; (ii) in the event that the Offeree acquires Offered Securities under Section 4.1(d), in the aggregate, such percentage of the aggregate number of Exchange Shares issued to the Share Electing Partners and the Transferors at the Closing as is represented by the percentage such Offered Securities acquired by the Offeree bears to the total number of shares of Company Class A Common Stock the beneficial ownership of which is acquired by Parent and Holdco Sub at the Closing and (iii) Exchange Shares to one or more of its affiliates that is directly or indirectly controlled by it.

          (i) NO AMENDMENTS. The Partnership and the Partners shall not agree to amend, supplement or otherwise modify or terminate in any manner or waive any provision of the Partnership Agreement, the Warrants, the Subscription and Stockholders' Agreement, dated as of April 27, 1993, among the Partnership, Air Canada and the Company, as amended through the date of this Agreement, or the Amended and Restated Registration Rights Agreement, dated as of April 19, 1996, among the Partnership, Air Canada and the Company or enter into any other agreement with the Company relating to the Warrants or the shares of Company Class A Common Stock beneficially owned by the Partnership, without the prior written consent of Parent.

          (j) RELEASE OF PARTNERSHIP FROM CERTAIN OBLIGATIONS. In the event that the Company receives a bona fide proposal (i) to undertake a transaction described in clause (A) of the definition of Business Combination set forth in
Section 4.2(a)(i) (including a tender offer to acquire shares of Company Common Stock that would represent at least 20% of the Voting Power of all holders of Company Common Stock), (ii) to acquire all or substantially all of the Company's assets or (iii) to acquire from the Company newly issued shares of Company Common Stock that would represent at least 20% of the Voting Power of all holders of Company Common Stock before giving effect to such issuance, Parent shall have the right for a period of ten Business Days after such proposal is publicly announced to deliver a notice (the "RELEASE NOTICE") to the Partners' Representative and the Transferors stating its intention to release the Partnership, each Transferor and each Partner from its obligations under Sections 4.2(b) and (c); PROVIDED, HOWEVER, that Parent shall not be permitted to exercise such right unless an independent committee of the Board of Directors of the Company shall determine, taking into account the opinion of a nationally recognized investment banking firm, that such proposal is superior, from a financial point of view, to the stockholders of the Company, to the transactions contemplated hereby, it being understood that if such committee fails to make such a determination, Parent shall have the opportunity to engage a nationally recognized investment banking firm mutually selected by Parent and the Holders' Representative, and if such firm makes such a determination, Parent shall be permitted to exercise such right. The Release Notice shall become effective upon the delivery thereof to the Partners' Representative and the Transferors in accordance with the terms of this Agreement.

          4.3 REASONABLE BEST EFFORTS. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Partnership agrees, and the Partnership and each of the Partners and the Transferors agrees to use its reasonable best efforts to cause the Company, to file a Notification and Report Form pursuant to the HSR Act and any other required regulatory filings with foreign antitrust authorities, the DOT and any other entity as promptly as practicable following the execution of this Agreement and in any event no more than ten Business Days thereafter and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or by any Governmental Authority and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Such filings shall seek approval for the transactions contemplated by this Agreement on the basis as if Parent was acquiring more than 50% of the outstanding capital stock of the Company (the "COMPANY ACQUISITION CASE").

          (b) Each of the parties hereto shall, in connection with the efforts referenced in Section 4.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated hereby, including the Company Acquisition Case, under the HSR Act or any other Antitrust Law (as defined below), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other parties informed in all material respects of any material communication received by such party from, or given by such parties to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ"), the DOT, the European Commission or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated hereby, including the Company Acquisition Case; and
(iii) permit the other parties to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, the DOT, the European Commission or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ, the DOT, the European Commission or such other applicable Governmental Authority or other Person, give the other parties the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "ANTITRUST LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, applicable DOT regulations, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

          (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 4.3(a) and (b), each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the Transactions, including the Company Acquisition Case, under any Antitrust Law, including taking all reasonable actions to obtain clearance, or if such clearance cannot be obtained, to reach an agreement, settlement, consent providing for divestiture, a "hold separate" agreement or any other relief with the Governmental Authorities investigating the Transactions; PROVIDED, HOWEVER, that the foregoing shall not require Parent to agree to any asset divestiture or restriction on its or its subsidiaries' or the Company's or its subsidiaries' business operations that would have a material adverse effect on Parent or the Company. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any of the Transactions, including the Company Acquisition Case, as violative of any Antitrust Law, each of the parties hereto shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated hereby, including the Company Acquisition Case. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 4.3 shall limit a party's right to terminate this Agreement pursuant to 7.1(a)(iii) so long as such party has up to then complied in all material respects with its obligations under this Section 4.3.

          (d) Each party hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to intentionally and knowingly take any action with the intention and knowledge that such action would make any of its representations or warranties contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling it from performing any of its obligations under this Agreement.

          4.4 PUBLIC ANNOUNCEMENTS. Parent and Holdco Sub, on the one hand, and the Partnership, the Partners and the Transferors, on the other hand, will consult with each other before issuing any press release or making any SEC filing or other public statement (including holding press conferences or analyst calls) with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, court process or any listing agreement with any national securities exchange, shall not issue any press release, make any such SEC filing or other public statement prior to such consultation and providing the Partnership, the Partners and the Transferors, on the one hand, and Parent and Holdco Sub, on the other hand, as the case may be, with a reasonable opportunity to comment thereon.


                                      ARTICLE V

                                CONDITIONS TO CLOSING

          5.1 CONDITIONS TO OBLIGATION OF PARENT, HOLDCO SUB AND THE PARTNERS TO EFFECT THE TRANSACTIONS. The respective obligations of Parent, Holdco Sub and the Partners to effect the Transactions are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) HSR ACT. The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

          (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition enjoining or preventing the consummation of the Transactions shall be in effect.

          (c) DOT APPROVALS. The DOT shall have granted any necessary approvals for the Transactions.

          (d) FOREIGN ANTITRUST APPROVALS. The European Commission shall have given any necessary approvals for the Transactions.

          5.2 CONDITIONS TO OBLIGATION OF PARENT AND HOLDCO SUB. The obligations of Parent and Holdco Sub to effect the Transactions are further subject to the satisfaction (or waiver by Parent and Holdco Sub) of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Partnership, the Partners and the Transferors set forth in this Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct in all material respects as of such date). Parent and Holdco Sub shall have received a certificate signed by the Partners' Representative to the effect set forth in this paragraph.

          (b) PERFORMANCE OF OBLIGATIONS OF THE PARTNERSHIP, THE PARTNERS AND THE TRANSFERORS. Each of the Partnership, the Partners and the Transferors shall have performed in all material respects all of the covenants and the obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Parent and Holdco Sub shall have received a certificate signed by the Partners' Representative to the effect set forth in this paragraph.

          (c) OWNERSHIP OF COMPANY STOCK HELD BY THE PARTNERSHIP. The Fully Diluted Voting Power represented by the shares of Company Class A Common Stock held by the Partnership and the Transferors, together with the Fully Diluted Voting Power represented by all other shares of Company Common Stock held by Parent and Holdco Sub immediately prior to the Closing, shall be no less than 50.1% of the aggregate Fully Diluted Voting Power of all holders of Company Common Stock, and Parent shall have received evidence reasonably satisfactory to it and its counsel to such effect.

          (d) TAX OPINION. Parent and Holdco Sub shall have received the opinion of Simpson Thacher & Bartlett, in form and substance reasonably satisfactory to Parent and Holdco Sub, dated the Closing Date, based on appropriate representations and warranties of the parties to the Agreement and certain stockholders of such parties, to the effect that the Merger and the exchange of shares of the capital stock of Parent for shares of the capital stock of Holdco Sub shall be a transaction described in Section 351(a) and/or Section 368(a) of the Code and that no income or gain will be recognized by Parent or Holdco Sub or by their stockholders as a result of the Merger or the Exchange.

          (e) STANDSTILL AGREEMENT. The Share Electing Partners and the Share Electing Transferors shall have executed and delivered to Parent signed counterparts of the Standstill Agreement.

          (f) NO STOCKHOLDER RIGHTS PLAN. The Company shall not have adopted a stockholder rights plan, "poison pill" or other agreement or arrangement having a similar effect, whether or not such effect is intended, except as contemplated by the Governance Agreement dated as of the date hereof among the Company, Parent and Holdco Sub.

          (g) APPROVAL OF BUSINESS COMBINATION. The Company's Board of Directors shall not have adopted a resolution approving a Business Combination (other than one with Parent, Holdco Sub or their subsidiaries) or recommending such a Business Combination to the Company's stockholders.

          (h) NO FRUSTRATION OF TRANSACTIONS BY THE COMPANY. The Company shall not have taken any other action that will (i) (A) prevent, (B) delay or postpone for a period in excess of 45 days from the date the conditions set forth in this Article V would otherwise be satisfied or (C) impede, frustrate or interfere with (in the case of this clause (C), in a manner that will substantially deprive Parent and Holdco Sub of the benefits of)
     (1) any of the Transactions or (2) the entry by Northwest Airlines, Inc. and the Company into an Operating Alliance or their execution of an Alliance Agreement, or (ii) cause the Fully Diluted Voting Power represented by the shares of Company Class A Common Stock held by the Partnership and the Transferors, together with the Fully Diluted Voting Power represented by all other shares of Company Common Stock held by Parent and Holdco Sub at the Closing, to be less than 50.1% of the aggregate Fully Diluted Voting Power of all holders of Company Common Stock, other than in connection with grants by the Company to its employees in accordance with its past practices of options and other stock-based compensation.

          (i) NO FRUSTRATION OF TRANSACTIONS BY THE PARTNERSHIP AND THE PARTNERS. The Partnership and the Partners shall not have taken any action that will (i) prevent, (ii) delay or postpone for a period in excess of 45 days from the date the conditions set forth in this Article V would otherwise be satisfied or (iii) impede, frustrate or interfere with (in the case of this clause (iii), in a manner that will substantially deprive Parent and Holdco Sub of the benefits of) (A) any of the Transactions or
     (B) the entry by Northwest Airlines, Inc. and the Company into an Operating Alliance or their execution of an Alliance Agreement.

          5.3 CONDITIONS TO OBLIGATION OF THE PARTNERS AND THE TRANSFERORS. The obligations of the Partners and the Transferors to effect the Transactions are further subject to the satisfaction (or waiver by the Partners holding a majority in Partnership Interests) of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Holdco Sub set forth in this Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct in all material respects as of such date), and the Partners' Representative shall have received a certificate signed on behalf of Parent and Holdco Sub to the effect set forth in this paragraph.

          (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND HOLDCO SUB. Each of Parent and Holdco Sub shall have performed in all material respects all of the covenants and obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Partners' Representative shall have received a certificate signed on behalf of Parent and Holdco Sub to the effect set forth in this paragraph.

          (c) TAX OPINION. The Share Electing Partners shall have received the opinion of Kelly, Hart & Hallman, in form and substance reasonably satisfactory to the Partner's Representative, dated the Closing Date, based on appropriate representations and warranties of the parties to the Agreement, to the effect that the exchange of Partnership Interests for shares of Holdco Sub Class A Common Stock pursuant to Section 2.2(b) shall be a transfer described in Section 351(a) of the Code.

          (d) REGISTRATION RIGHTS AGREEMENT. Holdco Sub shall have executed and delivered to the Partners' Representative a signed counterpart of the Registration Rights Agreement.

          (e) CONSUMMATION OF THE MERGER. No provision of the Merger Agreement shall have been waived, modified or amended by the parties thereto, and the Merger shall have been consummated in accordance with the terms of the Merger Agreement.

          (f) NASDAQ NATIONAL MARKET LISTING. The shares of Holdco Sub Class A Common Stock to be issued to the Share Electing Partners and the Transferors pursuant to Section 2.2(b) shall have been approved for quotation on the NASDAQ National Market, subject to official notice of issuance.

                                      ARTICLE VI

                                   INDEMNIFICATION

          6.1 INDEMNIFICATION BY PARENT AND HOLDCO SUB. From and after the Closing (except in the case of Section 6.1(b)(ii), which shall be from and after the date of this Agreement whether or not the Transactions are consummated), Parent and Holdco Sub shall, jointly and severally (and shall cause their respective subsidiaries to) indemnify each Partner (which term shall for purposes of this Article VI include the Transferors) and their respective affiliates, directors, officers, employees, partners, stockholders, agents and representatives (including attorneys and accountants) (collectively, the "REPRESENTATIVES") against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("LOSS") suffered or incurred by any such indemnified party (a) directly caused by any breach of representation or warranty (without regard to any materiality qualification therein) in Section 3.1 on the part of Parent or Holdco Sub; or
(b) arising from or relating to (i) any failure by Parent or Holdco Sub to perform any agreement or obligation hereunder or (ii) the Transactions (whether pertaining to any acts or omissions occurring or existing prior to, at or following the date of this Agreement), other than taxes and Losses arising under
Section 16 of the Exchange Act; PROVIDED, HOWEVER, that:

          (w) such indemnity will not cover actions taken or failed to be taken by any Partner or the Partnership which constitute a breach of Sections 4.2(a)(i), 4.2(b) or 4.2(c) of this Agreement;

          (x) neither Parent nor Holdco Sub shall have any liability under clauses (a) and (b)(i) unless the aggregate of all Losses relating thereto (other than in connection with the last sentence of Section 3.1(b), Section 3.1(e) and Section 3.1(i)) for which Parent and Holdco would, but for this proviso, be liable exceeds on a cumulative basis $3,000,000 and then only to the extent of such excess;

          (y) Parent and Holdco Sub shall not have any liability in respect of any individual item under clauses (a) and (b)(i) (other than in connection with the last sentence of Section 3.1(b), Section 3.1(e) and Section 3.1(i)) where the Loss is less than $100,000 and such items shall not be aggregated for purposes of clause (x); and

          (z) Parent's and Holdco Sub's liability in respect of Losses under clauses (a) and (b)(i) (other than in connection with the last sentence of Section 3.1(b), Section 3.1(e) and Section 3.1(i)) shall in no event exceed $15,000,000.

Each Partner acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud, which shall not be subject to this Article
VI) shall be pursuant to the indemnification provisions set forth in this
Article VI.

          6.2 INDEMNIFICATION BY EACH OF THE PARTNERS AND TRANSFERORS. From and after the Closing, each Partner shall, severally and not jointly, indemnify Parent and Holdco Sub and their respective affiliates and their respective Representatives against and hold them harmless from any Loss suffered or incurred by any such indemnified party (a) directly caused by any breach of representation or warranty in Sections 3.2, 3.3 and 3.4 (other than the fourth and fifth sentences of Section 3.2(d), Section 3.3(h) and the fourth and fifth sentences of Section 3.4) (without regard to any materiality qualification in any of such sections) on the part of the Partnership or such Partner; or (b) arising from, relating to or otherwise in respect of (i) any failure by the Partnership or any Partner to perform any agreement or obligation hereunder or (ii) any Liabilities of the Partnership incurred prior to the Closing (other than Liabilities arising out of the Transactions other than taxes and losses arising under Section 16 of the Exchange Act) and not disclosed on
Schedule 3.2(e); PROVIDED, HOWEVER, that:

          (w) notwithstanding the several but not joint nature of the indemnification provided under this Section 6.2, each Partner shall be liable in respect of any claim under this Article VI for up to 130% of such Partner's pro rata share, calculated by reference to the number of shares of Company Class A Common Stock (including shares issuable upon the exercise of the Warrants) allocable to or owned by such Partner (the "PRO RATA SHARE"), of the aggregate Losses in respect of such claim;

          (x) no Partner shall have any liability under clauses (a) and (b)(i) of this Section 6.2 unless the aggregate of all Losses relating thereto (other than in connection with the second sentence of Section 3.2(b), Section 3.2(c),
Section 3.2(d) (other than the fourth and fifth sentences thereof), Section 3.2(e), the second sentence of Section 3.3(b), Section 3.3(c) and Section 3.4 (other than the fourth and fifth sentences thereof)) for which the Partners would, but for this proviso, be liable exceeds on a cumulative basis $3,000,000 and then only to the extent of such excess;

          (y) no Partner shall have any liability in respect of any individual item under clauses (a) and (b)(i) of this Section 6.2 (other than in connection with the second sentence of Section 3.2(b), Section 3.2(c), Section 3.2(d) (other than the fourth and fifth sentences thereof), Section 3.2(e), the second sentence of Section 3.3(b), Section 3.3(c) and Section 3.4 (other than the fourth and fifth sentences thereof)) where the Loss is less than $100,000 and such items shall not be aggregated for purposes of clause (x); and

          (z) the aggregate liability of the Partners in respect of Losses under clauses (a) and (b)(i) of this Section 6.2 (other than in connection with the second sentence of Section 3.2(b), Section 3.2(c), Section 3.2(d) (other than the fourth and fifth sentences thereof, Section 3.2(e), the second sentence of
Section 3.3(b), Section 3.3(c) and Section 3.4 (other that the fourth and fifth sentences thereof)) shall in no event exceed $15,000,000.

Each of Parent and Holdco Sub acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud, which shall not be subject to this
Article VI) shall be pursuant to the indemnification provisions set forth in this Article VI. Recovery by Parent and Holdco Sub from any Partner of amounts in excess of a Partner's Pro Rata Share of any Loss shall be conditioned on Parent and Holdco Sub having used reasonable efforts to obtain indemnification from each of the Partners in accordance with their respective Pro Rata Shares, including by pursuing appropriate legal proceedings against each of the Partners.

          6.3 LOSSES NET OF INSURANCE, ETC. The amount of any Loss for which indemnification is provided under this Article VI shall be net of any amounts actually recovered by the party entitled to indemnification (the "INDEMNIFIED PARTY") under insurance policies and, in the case of the Partners, under the indemnification policies of the Company that are available to such indemnified party with respect to such Loss (net of the cost of obtaining such recovery). Any Partner entitled to indemnification under insurance policies or under the indemnification policies of the Company shall, at the request of Parent or Holdco Sub, use its reasonable best efforts to obtain such indemnification under such insurance policies or from the Company before seeking indemnification from Parent or Holdco Sub, and any expenses incurred in connection therewith shall be advanced by the party obligated to provide such indemnification (the "INDEMNIFYING PARTY"). It is understood that the indemnification obligation of Parent and Holdco Sub is secondary and supplemental to any indemnification by the Company or under any insurance policy maintained for the benefit of the indemnified party. The indemnifying party shall not be relieved of its obligation to advance fees and expenses to the indemnified party in accordance with Section 6.5 (or to indemnify any indemnified person under this Article VI) by reason of any claim under any insurance policy or under the indemnification policies of the Company, but shall be entitled to receive, and the indemnified party does hereby assign to the indemnifying party the right to receive, direct payment of any recovery under any such claim.

          6.4 TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless a party hereto (a) pursuant to Sections 6.1(a) and 6.2(a) shall terminate when the applicable representation or warranty terminates pursuant to
Section 7.14 and (b) pursuant to the other clauses of Sections 6.1 and 6.2 shall not terminate, except that the obligations of Parent and Holdco Sub pursuant to
Section 6.1(b)(ii) shall terminate upon a termination by either party pursuant to Section 7.1(a), but only with respect to actions or omissions from and after the time of such termination; PROVIDED, HOWEVER, that as to clause (a) above such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

          6.5 PROCEDURES RELATING TO INDEMNIFICATION UNDER ARTICLE VI.

          (a) An indemnified party entitled to any indemnification in respect of, arising out of or involving a claim or demand made by any Person against the indemnified party (a "THIRD PARTY CLAIM") shall notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 10 Business Days after receipt by such indemnified party of written notice of the Third Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure (it being understood that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give notice).

          (b) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and unconditionally acknowledges its obligation to indemnify the indemnified party with respect to such Third Party Claim, to assume the defense thereof with counsel selected by the indemnifying party and not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party (except that, for any period following receipt of notice of any Third Party Claim during which the indemnifying party has failed to assume the defense of such claim, the indemnifying party shall pay such fees and expenses as incurred), it being understood that the indemnifying party shall control such defense; PROVIDED, that the indemnifying party shall not take any action in the conduct of such defense that would materially adversely affect the indemnified party without the consent of the indemnified party. The indemnified party shall also have the right to employ no more than one separate counsel for all indemnified parties (and no more than one local counsel in any jurisdiction where it is reasonably necessary) not reasonably objected to by the indemnifying party, at the expense of the indemnifying party, but only if: (i) the use of counsel chosen by the indemnifying party to represent the indemnified party or parties would present such counsel with a conflict of interest, (ii) the actual or potential defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or are in addition to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall in writing authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.

          (c) If the indemnifying party elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include (upon the indemnifying party's reasonable request) the provision to the indemnifying party of existing records and information which are reasonably relevant to such Third Party Claim, and making themselves (in the case of individuals) and using reasonable best efforts to make their employees and their Representatives, if any, available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and to attend depositions, give testimony or otherwise appear at any trial or hearing to the extent reasonably requested by the indemnifying party. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnified party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim, and which would not otherwise adversely affect the indemnified party.

          (d) Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (but shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim, which fees and expenses the indemnifying party shall pay as incurred in advance of the final disposition of such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages; PROVIDED, HOWEVER, that the foregoing shall not apply to any Third Party Claim prior to the Closing seeking to enjoin or otherwise prevent, prohibit or impede the consummation of the Transactions, which Third Party Claim prior to the Closing shall be defended jointly by the indemnifying party and the indemnified party, it being understood and agreed that (i) only one counsel (plus only one local counsel in any jurisdiction where it is reasonably necessary) shall be permitted for all of the indemnified parties and (ii) if the parties cannot in good faith agree on a particular matter, such dispute shall be resolved in good faith by the indemnifying party, with a good faith effort to balance the interests of both the indemnified parties and the indemnifying party. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages. In the event that the indemnifying party is not permitted to assume the defense of any Third Party Claim pursuant to this Section 6.5(d), the indemnified party shall not agree to any settlement, compromise or discharge of such Third Party Claim which by its terms obligates the indemnifying party to pay any monetary damages or otherwise imposes any obligation on the indemnifying party without the prior written consent of the indemnifying party.

          (e) In the event that the indemnified party is entitled to retain counsel at the indemnifying party's expense in accordance with Section 6.5(b) or
Section 6.5(d), the indemnifying party shall reimburse the indemnified party for the reasonable fees, costs and expenses of such counsel upon presentation of invoices detailing with reasonable specificity the nature of the services provided and the basis of the fees, costs and expenses incurred.

          6.6 OTHER CLAIMS. In the event any indemnified party should have a claim against any indemnifying party under Section 6.1 (other than Section 6.1(b)(ii)) or 6.2 that does not involve a Third Party Claim, the indemnified party shall deliver notice of such claim (stating with reasonable specificity the basis and amount of the claim) with reasonable promptness to the indemnifying party.

          6.7 ARBITRATION. In the event that any parties are unable to resolve any dispute as to whether an indemnified party is entitled to indemnification hereunder and/or the amount of the related claim, the exclusive method for resolving such dispute shall be binding, nonappealable arbitration in New York, New York initiated by a party by a written notice to the other party demanding arbitration and specifying the claim to be arbitrated. Such arbitration shall be conducted pursuant to the Expedited Procedures of the Commercial Arbitration Rules ("RULES") of the American Arbitration Association ("AAA"), with the following modifications. The party initiating arbitration (the "CLAIMANT") shall appoint its arbitrator in its request for arbitration (the "REQUEST").
The other party (the "RESPONDENT") shall appoint its arbitrator within 15 Business Days of receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such 15 Business Day period, the arbitrator named in the Request shall decide the controversy or claim as a sole arbitrator. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within 15 Business Days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the third arbitrator has accepted the appointment, the two party-appointed arbitrators shall promptly notify the parties of such appointment. If the two arbitrators appointed by the parties fail or are unable to so appoint a third arbitrator, then the appointment of the third arbitrator shall be made by the AAA, which shall promptly notify the parties of the appointment. The third arbitrator shall act as chairperson of the panel. Upon appointment of the third arbitrator, the arbitrators shall proceed to commence and conduct all proceedings promptly and in accordance with the Rules. The arbitral award shall be in writing and shall be final and binding on the parties to the arbitration. The arbitrator shall be instructed to award costs, including reasonable attorneys' fees and disbursements, which shall be paid by the party against whom the award is entered. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets, without review of the merits of the award, in accordance with Section 7.11.


                                     ARTICLE VII

                                  GENERAL PROVISIONS

          7.1 TERMINATION OR ABANDONMENT OF AGREEMENT. (a) This Agreement may be terminated and abandoned at any time prior to the Closing:

             (i)    by mutual consent of Parent and the Partnership in writing;

            (ii) by either Parent or the Partnership if the Closing shall not have occurred prior to the first anniversary of the date of this Agreement (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to such first anniversary);

           (iii) by either Parent or the Partnership if any Governmental Authority within the United States or any country or other jurisdiction in which Parent or the Partnership, directly or indirectly, has material assets or operations shall have issued an order, decree or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and nonappealable;

            (iv) by Parent, if after the date of this Agreement the Company issues (A) any shares of Company Common Stock (other than upon the conversion, exercise or exchange of securities outstanding on the date of this Agreement that are convertible into or exercisable or exchangeable for shares of Company Common Stock) or (B) any securities convertible into or exercisable or exchangeable for shares of Company Common Stock which result in the Voting Power held by the Partnership and the Transferors, together with the Voting Power represented by all other shares of Company Common Stock held by Parent and Holdco Sub, falling below 50.1% of the aggregate Voting Power of all holders of Company Common Stock (assuming the conversion, exercise or exchange of all securities referred to in clause
     (B));

          (v) by Parent, in the event that Parent exercises its right to release the Partnership from certain obligations in accordance with Section 4.2(j); or

          (vi) by the Partnership, in the event that Parent exercises its right to release the Partnership from certain obligations in accordance with Section 4.2(j).

          (b) In the event of termination of this Agreement by either Parent or the Partnership as provided in Section 7.1(a), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Holdco Sub, the Partnership, the Partners, the Transferors and the Company, other than Article VI and Article VII. Nothing contained in this Section shall relieve any party for any willful breach of the representations, warranties, covenants or agreements set forth in this Agreement.

          7.2 EXPENSES. Whether or not the transactions contemplated hereby are consummated, all fees, commissions and other expenses incurred by any party hereto in connection with the negotiation of this Agreement and the other transactions contemplated hereby, including any fees and expenses of their respective counsel, shall be borne by the party incurring such fee or expense.

          7.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties.

          7.4 NOTICES. All notices, requests, demands or other communications provided herein shall be made in writing and shall be deemed to have been duly given if delivered as follows:

          If to Parent or Holdco Sub:

               Northwest Airlines Corporation
               5101 Northwest Drive
               St. Paul, Minnesota  55111-3034
               Attention:  General Counsel
               Fax:  (612) 726-7123

               with a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017-3954
               Attention:  Robert L. Friedman, Esq.
               Fax:  (212) 455-2502

          If to the Partnership, the Partners or the Transferors:

               1992 Air, Inc.
               201 Main Street, Suite 2420
               Fort Worth, Texas  76102
               Attention:  James J. O'Brien
               Fax:  (817) 871-4010


               with a copy to:

               Kelly, Hart & Hallman
               201 Main Street, Suite 2500
               Fort Worth, Texas  76102
               Attention:  Clive D. Bode, Esq.
                         F. Richard Bernasek, Esq.
               Fax:  (817) 878-9280

or to such other address as any party shall have specified by notice in writing to the other parties. All such notices, requests, demands and communications shall be deemed to have been received on (i) the date of delivery if sent by messenger, (ii) on the Business Day following the Business Day on which delivered to a recognized courier service if sent by overnight courier or (iii) on the date received, if sent by fax.

          7.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO CONTRACTS ENTERED INTO AND TO BE PERFORMED IN NEW YORK AND WITHOUT REGARD TO THE APPLICATION OF PRINCIPLES OF CONFLICT OF LAWS.

          7.6 INTERPRETATION. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          7.7 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent, prior to or after the consummation of the transactions contemplated by Sections 2.1 and 2.2, may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly owned subsidiary of Parent or any partnership of which Parent is the general partner, but no such assignment shall relieve Parent of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors, assigns and heirs. It is understood and agreed by the parties that in the event of the dissolution of any Partner after the date of this Agreement, such Partner's obligations hereunder shall be borne by the general partner of such Partner, and thereafter by the general partner of such general partner, and so forth.

          7.8 ENTIRE AGREEMENT; NO ORAL WAIVER; CONSTRUCTION. This Agreement and the agreements, certificates and other documents contemplated hereby and thereby constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties in connection therewith. No covenant or condition or representation not expressed in this Agreement shall affect or be effective to interpret, change or restrict this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Agreement or the transactions contemplated hereby. This Agreement may not be amended, changed or terminated orally, nor shall any amendment, change, termination or attempted waiver of any of the provisions of this Agreement be binding on any party unless in writing signed by the parties hereto. No modification, waiver, termination, rescission, discharge or cancellation of this Agreement and no waiver of any provision of or default under this Agreement shall affect the right of any party thereafter to enforce any other provision or to exercise any right or remedy in the event of any other default, whether or not similar. This Agreement has been negotiated by the parties hereto and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

          7.9 SEVERABILITY. If any provision of this Agreement (or any portion thereof) shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement (and portions thereof) shall not be affected and shall remain in full force and effect.

          7.10 NO THIRD-PARTY RIGHTS. Nothing in this Agreement, expressed or implied, shall or is intended to confer upon any Person other than the parties hereto or their respective successors or assigns, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

          7.11 SUBMISSION TO JURISDICTION. Each of the parties hereto hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to or arising from this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the United States of America sitting in the Southern District of New York or, in the absence of Federal jurisdiction, the Commercial Part of the Supreme Court of the State of New York for New York County;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the address for notices to it set forth in Section 7.4; and

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other appropriate jurisdiction.

          7.12 REMEDIES. Each of the parties hereto acknowledges and agrees that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the other parties hereto, and (ii) the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by the other parties hereto without the necessity of proving irreparable injury or actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof and thereof, which rights shall be cumulative and in addition to any other remedy to which the parties hereto may be entitled hereunder or at law or equity.

          7.13 FURTHER ASSURANCES. From time to time, at the reasonable request of any other party hereto and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          7.14 SURVIVAL OF REPRESENTATIONS. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing solely for purposes of Article VI and (a) shall terminate at the Closing with respect to Sections 3.1(g) and (h), the fourth and fifth sentences of Section 3.2(d), Section 3.3(h) and the fourth and fifth sentences of Section 3.4, (b) shall terminate at the close of business on the first anniversary of the Closing Date with respect to Section 3.1 (other than Sections 3.1(b), (d),
(g), (h) and (i)), Section 3.2 (other than Sections 3.2(b), (c), (d) and (e)) and Section 3.3 (other than Sections 3.3(b), (c) and (h)), (c) shall terminate at the close of business on the fourth anniversary of the Closing Date with respect to Section 3.1(i) and Section 3.2(e) and
(d) shall not terminate with respect to Sections 3.1(b) and (d), Sections 3.2(b) and (c) and, other than the fourth and fifth sentences, Section 3.2(d), Sections
3.3 (b) and (c) and, other than the fourth and fifth sentences, Section 3.4.

          7.15 NO RESTRICTIONS ON DIRECTORS OF THE COMPANY. Notwithstanding anything to the contrary in this Agreement or the Standstill Agreement, it is understood and agreed that no provision of this Agreement or the Standstill Agreement and the transactions contemplated hereby and thereby shall in any way limit or restrict the actions of any Person to the extent such Person is acting in such Person's capacity as a director on the Board of Directors of the Company, and nothing in this Agreement or the Standstill Agreement is intended to, or shall be deemed to, restrict the exercise of fiduciary duties by any such Person in such capacity.

          IN WITNESS WHEREOF, the parties have executed, delivered and entered into this Agreement as of the day and year first above written.


                         NORTHWEST AIRLINES CORPORATION


                         By: /s/ Douglas M. Steenland
                              Name: Douglas M. Steenland
                              Title: Senior Vice President, General
                                     Counsel and Secretary


                         NEWBRIDGE PARENT CORPORATION


                         By: /s/ Douglas M. Steenland
                              Name: Douglas M. Steenland
                              Title: Vice President, Secretary and
                                     Assistant Treasurer

                         AIR PARTNERS, L.P.

                         1992 AIR GP, a Texas general partnership

                         By:  1992 Air, Inc., a Texas corporation,
                                              managing partner


                              By: /s/ David Bonderman
                                  Name: David Bonderman
                                  Title:


                         THE PARTNERS:

                         GENERAL PARTNERS:

                         1992 AIR GP, a Texas general partnership

                         By:  1992 Air, Inc., a Texas corporation,
                                              general partner


                              By: /s/ David Bonderman
                                  Name: David Bonderman
                                  Title:


                         AIR II GENERAL, INC., a Texas corporation


                         By: /s/ David Bonderman
                              Name: David Bonderman
                              Title:

                         LIMITED PARTNERS:
                         DAVID BONDERMAN
                         BONDERMAN FAMILY LIMITED
                           PARTNERSHIP
                         ESTATE OF LARRY LEE HILLBLOM
                              By:  Russel K. Snow, Jr.
                                   Managing Executor
                                   Bank of Saipan, Executor
                         DHL MANAGEMENT SERVICES, INC.
                         LECTAIR PARTNERS
                              By:  Planden Corp., G.P.
                         SUNAMERICA INC. (Formerly Broad, Inc.)
                         ELI BROAD
                         AMERICAN GENERAL CORPORATION
                              DONALD STURM
                         CONAIR LIMITED PARTNERS, L.P.
                         BONDO AIR LIMITED PARTNERSHIP
                              By:  1992 Air, Inc.

                         By:  1992 AIR GP, as attorney-in-fact for the
                                foregoing

                                   By:  1992 Air, Inc., a Texas
                                   corporation, general partner


                                   By: /s/ David Bonderman
                                        Name: David Bonderman
                                        Title:


                         AIR SAIPAN, INC., a CNMI corporation


                                   By: /s/ David Bonderman
                                        Name: David Bonderman
                                        Title:


                         BONDERMAN FAMILY LIMITED
                           PARTNERSHIP


                                   By: /s/ David Bonderman
                                        Name: David Bonderman
                                        Title:


                         1992 AIR, INC., a Texas corporation


                                   By: /s/ David Bonderman
                                        Name: David Bonderman
                                        Title: